SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the registrant  [X]
Filed by a party other than the registrant  [_]
Check the appropriate box:
     [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
     [X]  Preliminary proxy statement
     [_]  Definitive proxy statement
     [_]  Definitive additional materials
     [_]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            GATEWAY BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):
     [_]     No fee required
     [_]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
             0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------
     ---------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     [_]  Fee  paid  previously  with  preliminary  materials:

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     [X]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
                                      $460
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     (2)  Form, Schedule or Registration Statement no.:
                                 Schedule 13E-3
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     (3)  Filing Party:
                            Gateway Bancshares, Inc.
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     (4)  Date Filed:
                               November 18, 2004
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
                                                                     -----------
                                                                     PRELIMINARY
                                                                        COPY
                                                                     -----------


                            GATEWAY BANCSHARES, INC.
                              5102 Alabama Highway
                               Ringgold, GA 30736
                                 (706) 965-5500

                              ____________,_______


Dear  Shareholder:

     You are cordially invited to attend a special meeting of shareholders, which will be held at 10:00 a.m., on __________, 2005, at the Gateway Bank & Trust Operations Center, 5100 Alabama Highway (in the Ingles Shopping Center), Ringgold, Georgia 30736. I hope that you will be able to attend the meeting, and I look forward to seeing you.

     The principal purpose of the special meeting is for shareholders to vote on an Agreement and Plan of Reorganization (the "Plan") that is designed to take Gateway private by reducing its number of shareholders of record below 300. Once Gateway is a private company, it will realize significant cost savings resulting from the termination of its reporting obligations under the Securities Exchange Act of 1934.

     The Plan provides for the merger of Gateway Interim Corporation ("Interim") with and into Gateway, with Gateway surviving the merger (the "Reorganization"). Interim is a new Georgia corporation formed solely to effect the Reorganization. If the Plan is approved by our shareholders, shareholders owning 499 or fewer shares of Gateway common stock of record will receive $37.00 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

     Our principal reasons for effecting the Reorganization are the direct and indirect cost savings of over $260,000 per year that we expect to experience as a result of the deregistration of our common stock under the Securities Exchange Act of 1934 and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock. We also believe that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.

     We plan to effect the Reorganization by filing articles of merger as soon as possible after we obtain shareholder approval of the Plan. This date will also serve as the record date for determining the ownership of shares for purposes of the Reorganization.

     The board of directors has established ____________, 200__ as the record date for determining shareholders who are entitled to notice of the special meeting and to vote on the matters presented at the meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by __________, 2005. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

     The board of directors has determined that the Plan is fair to Gateway's unaffiliated shareholders, and has voted in favor of the Plan. On behalf of the board of directors, I urge you to vote FOR approval of the Plan.


                              Sincerely,


                              /s/ Robert G. Peck
                              President and Chief Executive Officer

                            GATEWAY BANCSHARES, INC.
                              5102 Alabama Highway
                               Ringgold, GA 30736
                                 (706) 965-5500

                  NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON __________, 2005


     A special meeting of shareholders of Gateway Bancshares, Inc. will be held at 10:00 a.m. on __________, 2005, at the Gateway Bank & Trust Operations Center, 5100 Alabama Highway (in the Ingles Shopping Center), Ringgold, Georgia 30736, for the following purposes:

     (1) To vote on an Agreement and Plan of Reorganization (the "Plan") providing for the merger of Gateway Interim Corporation with and into Gateway, with Gateway surviving the merger and the record holders of 499 or fewer shares of Gateway common stock receiving $37.00 in cash in exchange for each of their shares of such stock. The text of the Plan is set forth in Appendix A to the enclosed proxy statement.
                                    -----------

     (2) To vote on the adjournment of the special meeting to another time and date if such action is necessary for the board of directors to solicit additional proxies in favor of the plan.

     (3) To transact any other business as may properly come before the meeting or any adjournment of the meeting.

     THE  BOARD  OF  DIRECTORS  RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE
PLAN  AND  FOR  THE  POTENTIAL  ADJOURNMENT  OF  THE  MEETING.

     Gateway's shareholders are entitled to statutory dissenters' rights under the Plan. If Gateway's shareholders approve the Plan, shareholders who elect to dissent from approval of the Plan are entitled to receive the "fair value" of their shares of common stock if they comply with the provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders. We have attached a copy of Article 13 of the Georgia Business
Corporation  Code  as  Appendix B  to  the  accompanying  proxy  statement.
                       ----------

     The board of directors has set the close of business on __________, 200__, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

     We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed form of proxy as soon as possible. Promptly returning your form of proxy will help ensure the greatest number of shareholders are present whether in person or by proxy.

     If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

                                   By Order of the Board of Directors,


                                   /s/ Robert G. Peck
                                   President and Chief Executive Officer

____________,  200__

                            GATEWAY BANCSHARES, INC.
                              5102 Alabama Highway
                               Ringgold, GA 30736
                                 (706) 965-5500

--------------------------------------------------------------------------------

                                 PROXY STATEMENT
                       FOR SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON __________, 2005

--------------------------------------------------------------------------------

     The board of directors of Gateway Bancshares, Inc. ("Gateway" or the "Company") has determined that it is in the best interests of Gateway and its shareholders to effect a reorganization that will permit Gateway to become a private company by reducing its number of shareholders of record below 300. Once private, Gateway will realize significant cost savings by terminating the registration of its common stock under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and its related reporting obligations.

     The Plan provides for the merger of Gateway Interim Corporation ("Interim") with and into Gateway, with Gateway surviving the merger. Interim is a new Georgia corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning 499 or fewer shares of Gateway common stock of record will receive $37.00 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

     This proxy statement provides you with detailed information about the proposed Reorganization. We encourage you to read this entire document carefully.

     The board of directors has determined that the Plan is fair to Gateway's unaffiliated shareholders and has approved the Plan. The Reorganization cannot be completed, however, unless the Plan is approved by the holders of a majority of the votes entitled to be cast on the Plan. The current directors and executive officers of Gateway beneficially own approximately 34% of the outstanding shares and have indicated that they intend to vote their shares in favor of the Plan.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE RECAPITALIZATION PLAN OR THE TRANSACTIONS CONTEMPLATED THEREBY OR DETERMINED IF THIS PROXY STATEMENT IS TRUTHFUL OR COMPLETE. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THE PLAN OR THE TRANSACTIONS CONTEMPLATED THEREBY NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE DATE OF THIS PROXY STATEMENT IS ____________, 200__. WE FIRST MAILED THIS PROXY STATEMENT TO THE SHAREHOLDERS OF GATEWAY ON OR ABOUT THAT DATE.

                                IMPORTANT NOTICES

     Our common stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when the Reorganization is effected. By accepting receipt of this proxy statement, you agree not to permit any reproduction or distribution of its contents in whole or in part.

     We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

     You should not construe the contents of this proxy statement or any communication from Gateway, whether written or oral, as legal, tax, accounting or other expert advice. You should consult with your own counsel, accountant or other professional advisor, as appropriate.

     We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or our performance after the Reorganization is accomplished. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

     (1) changes in economic conditions, both nationally and in our primary market area;

     (2) changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

     (3) the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

     (4) the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

     (5) the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

     The words "we," "our," and "us," as used in this proxy statement, refer to Gateway and its wholly owned subsidiaries, collectively, unless the context indicates otherwise.

                                TABLE OF CONTENTS


                                                                            Page
SUMMARY TERM SHEET . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

QUESTIONS AND ANSWERS ABOUT THE MEETING. . . . . . . . . . . . . . . . . .    5

SPECIAL FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

  PURPOSE OF THE REORGANIZATION. . . . . . . . . . . . . . . . . . . . . .    8
  ALTERNATIVES CONSIDERED. . . . . . . . . . . . . . . . . . . . . . . . .    9
  BACKGROUND OF THE REORGANIZATION . . . . . . . . . . . . . . . . . . . .   10
  REASONS FOR THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . .   12
  POTENTIAL DISADVANTAGES OF THE REORGANIZATION. . . . . . . . . . . . . .   13
  EFFECTS OF THE REORGANIZATION ON GATEWAY . . . . . . . . . . . . . . . .   14
  EFFECTS OF THE REORGANIZATION ON AFFILIATES. . . . . . . . . . . . . . .   15
  EFFECTS OF THE REORGANIZATION ON SHAREHOLDERS GENERALLY. . . . . . . . .   16
  FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION. . . . . . . . . .   17
  PRO FORMA EFFECT OF THE REORGANIZATION . . . . . . . . . . . . . . . . .   20
  SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA . . . . . . . . . . . . .   20
  RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE REORGANIZATION 21 FAIRNESS
  DETERMINATIONS BY INTERIM AND GATEWAY AFFILIATES . . . . . . . . . . . .   26
  OPINION OF INDEPENDENT FINANCIAL ADVISOR . . . . . . . . . . . . . . . .   26

INFORMATION REGARDING THE SPECIAL MEETING OF SHAREHOLDERS. . . . . . . . .   35

  TIME AND PLACE OF MEETING. . . . . . . . . . . . . . . . . . . . . . . .   35
  RECORD DATE AND MAILING DATE . . . . . . . . . . . . . . . . . . . . . .   35
  NUMBER OF SHARES OUTSTANDING . . . . . . . . . . . . . . . . . . . . . .   35
  PURPOSE OF SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . .   35
  DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  PROCEDURES FOR VOTING BY PROXY . . . . . . . . . . . . . . . . . . . . .   35
  REQUIREMENTS FOR SHAREHOLDER APPROVAL. . . . . . . . . . . . . . . . . .   36
  SOLICITATION OF PROXIES. . . . . . . . . . . . . . . . . . . . . . . . .   36

DESCRIPTION OF THE PLAN. . . . . . . . . . . . . . . . . . . . . . . . . .   37

  THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  SOURCE OF FUNDS AND EXPENSES . . . . . . . . . . . . . . . . . . . . . .   39
  DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

INFORMATION ABOUT GEORGIAN AND ITS AFFILIATES. . . . . . . . . . . . . . .   43

  OVERVIEW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
  DIRECTORS AND EXECUTIVE OFFICERS . . . . . . . . . . . . . . . . . . . .   43
  STOCK OWNERSHIP BY AFFILIATES. . . . . . . . . . . . . . . . . . . . . .   44
  RECENT AFFILIATE TRANSACTIONS IN GEORGIAN STOCK. . . . . . . . . . . . .   46
  STOCK PURCHASES BY GEORGIAN. . . . . . . . . . . . . . . . . . . . . . .   47
  MARKET FOR COMMON STOCK AND DIVIDENDS. . . . . . . . . . . . . . . . . .   47
  DESCRIPTION OF COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . .   48
  DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
  SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING. . . . . . . . . . . .   49
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA. . . . . . . . . . . . . .   50

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION . . . . . . . . . . . . . . .   52

PROPOSAL 2: AUTHORIZATION TO ADJOURN THE MEETING TO SOLICIT ADDITIONAL
VOTES FOR APPROVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56

  Vote Required for Approval . . . . . . . . . . . . . . . . . . . . . . .   56
  Recommendation of the Board of Directors . . . . . . . . . . . . . . . .   57

WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . . . .   57

APPENDIX A   AGREEMENT AND PLAN OF REORGANIZATION. . . . . . . . . . . . .  A-1

APPENDIX B   ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE . . . . .  B-1

APPENDIX C   OPINION OF INDEPENDENT FINANCIAL ADVISOR. . . . . . . . . . .  C-1

APPENDIX D   VALUATION REPORT OF INDEPENDENT FINANCIAL ADVISOR . . . . . .  D-1

APPENDIX E   FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004. . . . . . . . .  E-1

APPENDIX F   FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS
             FOR THE YEAR ENDED DECEMBER 31, 2003. . . . . . . . . . . . .  F-1

                               SUMMARY TERM SHEET

     The following is a summary of the material terms of the Plan. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement, including the financial information and appendices. We urge you to review the entire proxy statement and accompanying materials carefully.

     - STRUCTURE OF THE REORGANIZATION. The Plan provides for the merger of Gateway Interim Corporation ("Interim") with and into Gateway, with Gateway surviving the merger. Interim is a new Georgia corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning 499 or fewer shares of Gateway common stock will receive $37.00 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

     - DETERMINATION OF SHARES "HELD OF RECORD": A shareholder who owns 499 or fewer shares of Gateway common stock "of record" will receive $37.00 per share in cash in the Reorganization, while a record holder of more than 499 shares will be unaffected. A shareholder "of record" is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds four separate certificates individually, as a joint tenant with someone else, as trustee and in an IRA, those certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in "street name" on a shareholder's behalf are held of record by the broker. Because SEC rules require that we count "record holders" for purposes of determining our reporting obligations, our Plan is based on the number of shares held of record without regard to the ultimate control of the shares.

          As a result, a single shareholder with more than 499 shares held in various accounts could receive cash in the Reorganization for all of his or her shares if those accounts individually hold 499 or fewer shares. To avoid this, the shareholder would need to consolidate his or her ownership into a single form of ownership representing more than 499 shares. The acquisition of additional shares prior to the effective date of the Reorganization is also permitted.

     - EFFECTS OF THE REORGANIZATION ON SHAREHOLDERS. See "Special Factors-Effects of the Reorganization on Affiliates" and "-Effects of the Reorganization on Shareholders Generally" on pages __ and __ for additional information about the effects of the Reorganization on shareholders, including:

          For  shareholders  who  retain  their  shares  in  the Reorganization:

          -    decreased  liquidity  in  Gateway's  common  stock;
          - decreased access to publicly available information about our company;
          - a reduction in book value and an increase in earnings per share as described in "Effects of the Reorganization on the Company" below; and

          - a slight increase in their respective percentage ownership of our common stock.

          For  shareholders  receiving  cash  in  the  Reorganization:

          -    receipt  of  $37.00  per  share  in  cash;
          -    loss  of  their  equity  and  voting  interest  in  our  company;
          - federal income tax liability for any cash received in the Reorganization; and
          - liquidation of a relatively illiquid ownership interest in our company without incurring brokerage costs.

          Additional effects on affiliated shareholders (directors, executive officers and 10% shareholders):

          - elimination of individual reporting obligations under federal securities laws;
          - elimination of a "safe harbor" for dispositions of their shares under federal securities laws; and
          - slight consolidation of management ownership (from approximately 34.4% to 37.4% of shares outstanding).

     -    EFFECTS  OF  THE  REORGANIZATION  ON  THE  COMPANY: As a result of the
          Reorganization:

          - our number of record shareholders, measured as of September 30, 2004, will be reduced from approximately 664 to approximately 261 and the number of outstanding shares of Gateway common stock will decrease from approximately 652,638 to approximately 590,544, resulting in a decrease in the number of shares that will be available for purchase and sale in the market;

          - we will be entitled to terminate the registration of our common stock under the Securities Exchange Act of 1934, as amended, which will mean that we will no longer be required to file reports with the Securities and Exchange Commission (the "SEC") or be classified as a public company;

          - the book value per share of Gateway common stock as of September 30, 2004 on a historical basis will be reduced by approximately 10.1%, from approximately $19.33 to approximately $17.38 on a pro forma basis;

          - earnings per share of Gateway common stock as of December 31, 2003 on a historical basis will be increased by approximately 2.1%, from approximately $2.35 to $2.40 on a pro forma basis, with earnings per share as of September 30, 2004 on a historical basis being increased by approximately 7.2%, from approximately $2.22 to $2.38;

          - our capital will be reduced, including a decrease in Tier I capital as of September 30, 2004, by approximately 18.6%, from approximately $12.6 million on a historical basis to approximately $10.3 million on a pro forma basis;

          - the percentage ownership of Gateway common stock beneficially owned by its executive officers and directors as a group will increase from approximately 34.4% to 37.4%.

               See  page  __  for  a more detailed description of these effects.

     - REASONS FOR THE REORGANIZATION: Our principal reasons for effecting the Reorganization are:

          - the direct and indirect cost savings of over $260,000 per year that we expect to experience as a result of the deregistration of our common stock under the Securities Exchange Act of 1934, as amended, and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock; and

          - our belief that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.

               See  page  __  for  more  detailed  information.

     - FAIRNESS OF THE REORGANIZATION: We believe that the Reorganization is fair to our unaffiliated shareholders who will receive cash in the Reorganization and to our unaffiliated shareholders who will retain their shares. The board of directors has approved the Plan and the transactions contemplated thereby. The board's opinion is based on several factors, which are summarized beginning on page __. These factors include:

          - Independent Valuation. According to an independent valuation prepared by Southard Financial, the fair value of the Gateway common stock as of August 31, 2004 was $35.25 per share.

          - Opinion of Independent Financial Advisor: Southard Financial has delivered its opinion to our board of directors that the $37.00 per share price to be paid in the Reorganization is fair, from a financial point of view, to Gateway's shareholders, both those who will receive cash and those who will retain their shares in the Reorganization. A copy of the opinion is attached as Appendix
                                                                        --------
               C.  See "Opinion of Independent Financial Advisor" on page __ for
               -
               additional  information.

          - Premium to Book Value: The price per share to be paid in the Reorganization reflects a multiple of 1.91 times Gateway's September 30, 2004 book value per share, representing a 91% premium.

          - Earnings Multiple: The price per share that will be paid in the Reorganization reflects a multiple of 15.7 times Gateway's earnings per share for the year ended December 31, 2003 and 16.7 times its earnings per share for the nine months ended September 30, 2004.

          - Historical Market Prices of the Gateway Common Stock: Our stock is not listed on an exchange, and there is not an organized trading market for our common stock. The trading prices of our common stock over the past two years has ranged from $12.00 to $23.75 per share, with trades during the second half of 2004 remaining fairly constant at approximately $23.75 per share. The price per share to be paid in the Reorganization represents a 56% premium over the last known trading price for our common stock prior to announcement of the Reorganization. See "Information About Gateway and its Affiliates-Recent Affiliate Transactions in Gateway Stock" on page __ for more specific information regarding prices at which our shares have been sold.

          - Liquidity Provided. The Reorganization will provide liquidity, without brokerage costs, to shareholders receiving cash in the Reorganization. We believe this provides a significant benefit to investors seeking a more liquid investment alternative, given the lack of an organized trading market for our stock.

     - EFFECTIVENESS OF THE REORGANIZATION: The Reorganization will not be effected unless and until Gateway's shareholders approve the Reorganization. Assuming this occurs, and as shortly thereafter as is practicable, Gateway will file articles or a certificate of merger with the Georgia Secretary of State and thereby effect the Reorganization. We anticipate that the Reorganization will be effected in the first quarter of 2005. See page __ for more detailed information.

     - EFFECT OF REORGANIZATION ON OUTSTANDING OPTIONS: Outstanding options will not be affected by the Reorganization.

     - FINANCING FOR THE REORGANIZATION: We estimate that approximately $2.3 million will be required to pay for the shares of Gateway common stock exchanged for cash in the Reorganization. We intend to finance the Reorganization with a line of credit. See "Description of the Plan-Source of Funds and Expenses" on page __.

     - DISSENTERS' RIGHTS: Shareholders are entitled to dissenters' rights in connection with the approval of the Plan. See page __ and Appendix B
                                                                      ----------
          for  additional  information.

                     QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:   WHY DID YOU SEND ME THIS PROXY STATEMENT?

A: We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at our special meeting of shareholders.

     This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

     We first sent this proxy statement, notice of special meeting and the enclosed proxy card on or about ____________, to all shareholders entitled to vote. The record date for those entitled to vote is __________, . On that date, there were __________ shares of our common stock outstanding. Shareholders are entitled to one vote for each share of common stock held as of the record date.

Q:   WHAT IS THE TIME AND PLACE OF THE SPECIAL MEETING?

A: The special meeting will be held on __________, 2005, at the Gateway Bank & Trust Operations Center, 5100 Alabama Highway (in the Ingles Shopping Center), Ringgold, Georgia 30736, at 10:00 a.m. Eastern Time.

Q:   WHO MAY BE PRESENT AT THE SPECIAL MEETING AND WHO MAY VOTE?

A: All holders of our common stock may attend the special meeting in person. However, only holders of our common stock of record as of __________, may cast their votes in person or by proxy at the special meeting.

Q:   WHAT IS THE VOTE REQUIRED?

A: The proposal to approve the Plan must receive the affirmative vote of the holders of a majority of the votes entitled to be cast on the Plan, while the proposal regarding the potential adjournment of the special meeting must receive more affirmative votes than negative votes in order to be approved. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal to approve the Plan, but will not affect the adjournment proposal. In addition, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal to approve the Plan, but will not affect the adjournment proposal.

Q:   WHAT  IS  THE  RECOMMENDATION  OF  OUR  BOARD  OF  DIRECTORS  REGARDING THE
     PROPOSALS?

A: Our board of directors has determined that the Plan is fair to our unaffiliated shareholders and that it is advisable and in the best interests of Gateway and its shareholders as a whole. Our board of directors has therefore approved the Plan and all transactions contemplated thereby and recommends that you vote "FOR" approval of the Plan and "FOR" approval of the adjournment proposal at the special meeting.

Q:   WHAT DO I NEED TO DO NOW?

A: Please sign, date, and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the special meeting.

Q:   MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Just send by mail a written revocation or a new, later-dated, completed and signed proxy card before the special meeting or attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q: WHAT IF I DON'T RETURN A PROXY CARD OR VOTE MY SHARES IN PERSON AT THE SPECIAL MEETING?

A: If you don't return your proxy card or vote your shares in person at the special meeting, each of those shares will be treated as a non-vote and will have the same effect as a vote against approval of the Plan.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker will mail information to you that will explain how to give these instructions.

Q: WILL MY SHARES HELD IN "STREET NAME" OR ANOTHER FORM OF RECORD OWNERSHIP BE COMBINED FOR VOTING PURPOSES WITH SHARES I HOLD OF RECORD?

A: No. Because any shares you may hold in street name will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:   IF I'M RECEIVING CASH IN THE REORGANIZATION, WHEN WILL I GET MY MONEY?

A: After the shareholders' meeting and the closing of the transaction, we'll mail you instructions on how to exchange your stock certificate for cash. After you sign the forms provided and return your stock certificate, we will send you your cash.

Q:   I DON'T KNOW WHERE MY STOCK CERTIFICATE IS. HOW WILL I GET MY CASH?

A: The materials we'll send you will include an affidavit that you'll need to sign attesting to the loss of your certificate. We will request that you provide a bond to cover any potential loss to the Company.

Q:   Will I have dissenters' rights in connection with the Reorganization?

A:   Yes.  Please  see  page  __  and Appendix B for a discussion of dissenters'
                                      ----------
     rights  in  connection  with  the  Reorganization.

Q:   WHAT IF I HAVE QUESTIONS ABOUT REORGANIZATION OR THE VOTING PROCESS?

A: Please direct any questions about the Reorganization or the voting process to our President, Robert G. Peck, at our main office, located at 5102 Alabama Highway, Ringgold, Georgia 30736, telephone (706) 965-5500.

                                 SPECIAL FACTORS

PURPOSE OF THE REORGANIZATION

     The primary purpose of the Reorganization is to enable us to terminate the registration of our common stock under Section 12(g) of the Securities Exchange Act. Although we intend to keep our shareholders informed as to our business and financial status after the Reorganization, we anticipate that deregistration will enable us to save significant legal, accounting and administrative expenses relating to our public disclosure and reporting requirements under the Act. As a secondary matter, it is likely to decrease the administrative expense we incur in servicing a large number of record shareholders who own relatively small numbers of shares.

     Gateway had approximately 644 record shareholders as of September 30, 2004, but approximately 81% of the outstanding shares as of that date were held by fewer than approximately 153 shareholders. As a result, there is a limited market for Gateway's shares and the board of directors believes there is little likelihood that a more active market will develop. However, because we have more than 300 shareholders of record and our common stock is registered under
Section 12(g) of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act of 2004 (the "Sarbanes-Oxley Act"). These requirements include preparing and filing current and periodic reports with the Securities and Exchange Commission (the "SEC") regarding our business, financial condition, board of directors and management team, having these reports reviewed by outside counsel and independent auditors, and documenting our internal controls in preparation for an audit to be filed with the SEC.

     We are required to comply with many of the same securities law requirements as apply to large public companies with substantial compliance resources. Our resources are more limited, however, and securities law compliance activities represent a significant administrative and financial burden to a company of our relatively small size and market capitalization. We also incur less tangible, but nonetheless significant, costs in management time and attention that could otherwise be deployed toward revenue-enhancing activities. The cost of compliance is substantial, representing an estimated direct and indirect annual cost to us over $260,000. In light of this expense and the lack of an organized trading market for Gateway's common stock, the board of directors believes Gateway receives little relative benefit from being registered under the Securities Exchange Act. We also incur printing, postage, data entry, stock transfer and other administrative expenses related to servicing shareholders who are record holders of relatively small numbers of shares.

     In view of this cost, particularly in light of the relatively small benefit we believe our shareholders have received as a result of our status as a public company, we believe the Reorganization will provide a more efficient means of using our capital to benefit our shareholders. At present, we believe that our thin trading market and the resulting inability of our shareholders to realize the full value of their investment in our common stock through an efficient market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration.

     The Plan is designed to substantially reduce the number of Gateway's shareholders of record. As of September 30, 2004, Gateway had approximately 403 shareholders who owned 499 or fewer shares of record. The Reorganization will allow us to pay these shareholders a fair price for their shares in a limited trading market while eliminating the costs associated with servicing shareholders of record who own relatively small numbers of shares and saving the significant administrative, accounting, and legal expenses incurred in complying with disclosure, reporting and compliance requirements under the Securities Exchange Act and the Sarbanes-Oxley Act.

ALTERNATIVES CONSIDERED

     In making our determination to proceed with the Reorganization, we considered other alternatives, including all of the alternatives listed below. We rejected these alternatives because we believed the Reorganization would be the simplest manner in which to achieve the purposes described above. The alternatives our management and directors considered included:

     Reverse Stock Split. We considered declaring a reverse stock split at a ratio of 1-for 499, with cash payments to shareholders who would hold less than a whole share on a post-split basis. This alternative would also have the effect of reducing the number of shareholders, but would require us either to account for outstanding fractional shares after the transaction or engage in a forward stock split at the reverse split ratio in order to avoid redeeming additional fractional share interests. These actions are not necessary in a merger in which no fractional share interests are ever created. Additionally, structuring the transaction as a merger provides opportunities for flexibility in designing and implementing the Plan. For example, we could make special provisions for the treatment of certain shares (such as those held by employees or in certain types of accounts) in a merger agreement, while a reverse stock split simply reduces shares held by each record holder by a uniform factor without flexibility. While we did not ultimately choose to incorporate special provisions into the Plan, our board selected the merger alternative based on the potential ability to do so, as well as the ability to accomplish the Reorganization in a single step.

     Issuer Tender Offer. We also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. We were uncertain as to whether this alternative would result in shares being tendered by a sufficient number of shareholders so as to result in the Gateway common stock being held by fewer than 300 shareholders of record. As a result, we rejected this alternative.

     Business Combination. We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations. The board believes that by implementing a going-private transaction, our management will be better positioned to focus its attention on our customers and the community in which we operate, and expenses will be reduced.

     Expense Reductions in Other Areas. While we might be able to offset the expenses relating to SEC registration and a large shareholder base by reducing expenses in other areas, we have not pursued such an alternative because there are no areas in which we could achieve comparable savings without adversely affecting a vital part of our business or impeding our opportunity to grow. Our most significant area of potential savings would involve personnel costs, and we are already thinly staffed. We believe that the expense savings that the Reorganization will enable us to accomplish will not adversely affect our ability to execute our business plan, but will instead position us to execute it more efficiently. For these reasons, we did not analyze cost reductions in other areas as an alternative to the Reorganization.

BACKGROUND OF THE REORGANIZATION

     Gateway has filed reports under the Securities Exchange Act since 1995. These reports include annual, quarterly and current reports presenting and analyzing Gateway's business, financial condition, results of operations and management structure; ongoing reports regarding insiders' stock transactions and potential short-swing profit liability; and proxy statements disclosing information about our directors and executive officers, their compensation and our corporate governance process. Although our public reporting obligations have existed for several years, the Sarbanes-Oxley Act of 2002 has added several reporting and procedural requirements that have become effective at various points during the past two years. As a result of the Act, we have become subject to heightened compliance and documentation requirements in a variety of areas, including disclosure and internal controls, internal and external audit relationships, and the duties and qualifications of our board committees. We have also become subject to accelerated and expanded disclosure requirements relating to our corporate and trading activities. While we have complied with these requirements and believe they have enhanced the quality of our corporate governance and benefited our shareholders generally, our cost of compliance has increased, particularly relative to our limited personnel resources and market capitalization. We anticipate further increases resulting from the upcoming requirement that we prepare and file with the SEC a detailed audited report as to our internal controls for fiscal 2005. See "-Reasons for the Reorganization" below.

     Our directors and officers first discussed the option of pursuing a going-private transaction at a retreat in September 2002, when they invited outside counsel to outline the parameters of the Sarbanes-Oxley Act and the related compliance requirements. While the alternative of pursuing a going-private transaction was discussed generally, the board decided to focus on other strategic goals and to continue to function as an SEC reporting company.

     The issue of going private next arose in June 2004, when our executive officers (Messrs. Peck, Green, Hensley and Steele) met with our internal and external auditors to discuss SEC reporting requirements. The focus of the discussion was the increasing reporting burden resulting from the enactment of
Section 404 of the Sarbanes Oxley Act, which requires the preparation and filing of an audited report as to our internal controls for fiscal years 2005 and beyond. The additional costs and management time inherent in the preparation of the necessary reports led Messrs. Peck and Green to once again consider the option of going private.

     Following that meeting, Messrs. Peck and Green began to discuss generally the relative benefits and costs, both direct and indirect, relating to continuing Gateway's status as a public company. Their discussion focused principally on Gateway's limited trading market and relatively low market capitalization in comparison to the increasing financial and management burdens represented by Section 404 compliance, as well as Gateway's SEC reporting obligations generally. They also discussed, both among themselves and with another banker who had engaged in a similar transaction, their concerns relating to an involuntary transaction and the necessity to treat shareholders fairly in the process.

     On July 6, 2004, Messrs. Peck and Green discussed these issues and the reverse stock split, merger and tender offer alternatives with outside counsel. Counsel recommended that they review Gateway's shareholder list to determine a proposed cash-out threshold and present the concept of a going-private transaction to the board for further discussion and consideration.

     Following this discussion, Messrs. Peck and Green examined Gateway's shareholder list to determine an appropriate cash-out threshold and presented the possibility of pursuing a going-private transaction to the board for initial consideration at its July 15, 2004 meeting. At that meeting, the board discussed with counsel the advantages and disadvantages of a going-private transaction as summarized in "-Reasons for the Reorganization" and "-Potential Disadvantages of the Reorganization" below. Mr. Green also presented a breakdown of the shareholder list indicating that 413 shareholders held fewer than 500 shares, while 269 shareholders held 500 or more shares. He also stated that at an estimated cash-out price of $40.00 per share, the redemption of 63,024 shares would not adversely affect Gateway's well-capitalized status, return on equity or earnings per share and that Gateway's cash flow would be sufficient to retire the debt necessary to repurchase the shares. The board authorized management to proceed with a going-private transaction and to discuss the process and timetable with counsel.

     On July 16, 2004, Mr. Peck contacted counsel and discussed these issues in more detail. Counsel recommended that an independent financial advisor be engaged to provide a valuation and fairness opinion. Mr. Peck subsequently selected Southard Financial for this purpose based on its reputation, expertise and familiarity with Georgia-based financial institutions. Gateway's counsel and external auditor had also included Southard in a list of firms with the experience and qualifications necessary to render the valuation and opinion and present them to the board.

     On September 6, 2004, our board of directors met with our management team and approved the engagement of Southard Financial. During September 2004, Southard Financial prepared its valuation report and counsel prepared a draft of the Plan. On October 1, 2004, the Board met with management, outside counsel, and a representative of Southard Financial and considered the alternatives presented under "-Alternatives Considered," the benefits and disadvantages of the Reorganization as described below under "-Reasons for the Reorganization" and "-Potential Disadvantages of Reorganization" and the fairness of the Reorganization to unaffiliated shareholders as described below under "-Recommendation of the Board of Directors; Fairness of the Reorganization." After a discussion of these issues and a review of Southard Financial's independent valuation, the Board of Directors, including those directors who are not employees of Gateway, set a $37.00 per share cash-out price, subject to receipt of a fairness opinion from Southard Financial, and approved the other provisions of the Plan. The Board elected to pay shareholders receiving cash under the Plan a slight premium over the $35.25 price submitted in the Valuation Opinion presented by Southard Financial due to the involuntary nature of the Reorganization with regard to shareholders receiving cash under the Plan. The Board also determined specifically that the Reorganization was fair, from a financial and procedural point of view, to Gateway's unaffiliated shareholders receiving cash under the Plan and to those retaining their shares, and directed that the Plan be submitted to the shareholders with a recommendation for approval.

     At the October 21, 2004 board meeting, the directors and executive officers were polled as to their intent to vote in favor of the Reorganization. All directors and executive officers confirmed their intent to vote in favor of the Reorganization, subject to receipt of Southard Financial's fairness opinion, which was delivered on October 29, 2004.

REASONS FOR THE REORGANIZATION

     As described above in "-Purpose of the Reorganization," the Reorganization will allow us to save the administrative, accounting and legal expenses incurred in complying with the disclosure and reporting requirements under the Securities Exchange Act and, secondarily, to eliminate the costs associated with servicing shareholders who own relatively small numbers of shares. We estimate that we will save over $260,000 per year in the following areas as a result of the reduction in the number of shareholders and the elimination of the registration of our common stock under the Securities Exchange Act.

Direct Costs
------------
Legal fees                      $  35,000
Independent auditor fees           45,000
Accounting/internal controls       75,000*
  consulting fees
Edgar conversion, printing and
  mailing expenses                  8,000
                                ----------
                                $163, 000
                                ==========
Indirect Costs
--------------
Management and staff time       $ 100,000
                                ----------

Total Costs                     $ 263,000
-----------                     ==========

     As is noted above, we incur substantial indirect costs in management time spent in securities compliance activities. Although it is impossible to quantify these costs specifically, we estimate that our management and staff spend an average of approximately 20% of their time (equating to approximately 18 days per quarter) in activities directly related to compliance with federal securities laws, such as preparing and reviewing SEC-compliant financial statements and periodic reports, maintaining and overseeing Gateway's disclosure and internal controls, monitoring and reporting transactions and other data relating to insiders' stock ownership, and consulting with external auditors and counsel on compliance issues.

     We believe that our capital investment of $2.3 million in Gateway's common stock is in the best interest of our shareholders. In order to complete the investment, we expect one-time expenses related to professional services of approximately $73,000 and an aggregate increase in annual interest expenses for several years of approximately $98,000. In exchange, as a result of our ability to deregister our common stock, we anticipate perpetual annual savings of $263,000. Additionally, the decrease in the number of shares outstanding will reduce Gateway's overall cost of capital, permitting higher returns to the remaining shareholders. Furthermore, we cannot be assured that our compliance costs or obligations will remain stable in future years. After considering the increasing and unpredictable nature of these costs, the relative difficulty of controlling them in the face of dynamic and challenging legal requirements, and, in particular, the absence of a meaningful corresponding benefit, the board determined that the investment in Gateway's common stock in the Reorganization would serve the Company's long-term best interests.



_______________________________
* Does not include an anticipated one-time consulting expense of approximately $75,000 relating to our initial preparation of the required internal controls report under Section 404 of the Sarbanes-Oxley Act.

     Eliminating the registration of our common stock under the Securities Exchange Act will also:

     - reduce significantly Gateway's legal, accounting, and other compliance costs relating to the requirements of the Sarbanes-Oxley Act and the Securities Exchange Act described above;

     - eliminate the information Gateway is required to furnish to the Securities and Exchange Commission and the public.


     In addition, our common stock is not listed on an exchange and has historically been very thinly traded. We do not enjoy sufficient market liquidity to enable our shareholders to trade their shares easily. We also do not have sufficient liquidity in our common stock to enable us to use it as potential acquisition currency. As a result, we do not believe that the registration of our common stock under the Securities Exchange Act of 1934 has benefited our shareholders in proportion to the costs we have incurred as a result of this registration.

     We believe that even though the one-time capital cost we will incur to repurchase shares in the Reorganization represents a significant multiple of our currently anticipated annual expense savings, we cannot predict that our compliance costs or obligations will remain stable in future years. After considering the increasing and unpredictable nature of these costs, the relative difficulty of controlling them in the face of dynamic and challenging legal requirements, and the absence of a meaningful corresponding benefit, the board determined that the capital cost of the Reorganization would serve the company's long-term best interests.

POTENTIAL DISADVANTAGES OF THE REORGANIZATION

     No organized trading market currently exists for Gateway's common stock. The market liquidity for shares of Gateway's common stock after the Reorganization will be even less than it is now because the number of shares of Gateway common stock available to be traded will decrease. A further decrease in the market liquidity for the shares of Gateway common stock may cause a decrease in the value of the shares. Conversely, however, the more limited supply of Gateway common stock could also prompt a corresponding increase in its market price assuming stable or increased demand for the stock.

     In addition, Gateway will no longer be required to file public reports of its financial condition and other aspects of its business with the Securities and Exchange Commission after the Reorganization. As a result, shareholders will have less legally mandated access to information about Gateway's business and results of operations than they had prior to the Reorganization.

     Finally, the Reorganization will reduce Gateway's capital. We believe, however, that Gateway will continue to be "well capitalized" for regulatory purposes and that it will have sufficient capital to support anticipated growth.

EFFECTS OF THE REORGANIZATION ON GATEWAY

     Reduction in the Number of Shareholders of Record and the Number of Outstanding Shares. Based on information as of September 30, 2004, we believe that the Reorganization will reduce our number of record shareholders from approximately 664 to approximately 261. We estimate that approximately 62,094 shares held by approximately 403 shareholders of record will be exchanged for cash in the Reorganization. The number of outstanding shares of common stock as of September 30, 2004 will decrease from approximately 652,638 to approximately 590,544. Accordingly, the already minimal liquidity of shares of Gateway common stock will be further reduced.

     Elimination of Securities Exchange Act Registration. Our common stock is currently registered under the Securities Exchange Act. After the Reorganization, our common stock will not be registered under the Securities Exchange Act, nor will we be subject to any public reporting requirements under the Securities Exchange Act. As a result, we expect to eliminate direct and indirect costs and expenses associated with the Securities Exchange Act registration, which we estimate to be over $260,000 on an annual basis. See "-Background of the Reorganization" and "-Reasons for the Reorganization" for a discussion of the nature of the information we will no longer be required to provide.

     Transfer of Book Value. Because (1) the price to be paid to holders of 499 or fewer shares of common stock will be $37.00 per share, (2) the number of shares of common stock expected to be cashed out as a result of the Reorganization is estimated to be approximately 62,094, (3) the total cost to Gateway (including expenses) of effecting the Reorganization is expected to be approximately $2.37 million, and (4) at September 30, 2004, aggregate shareholders' equity in Gateway was approximately $12.6 million, or $19.33 per share, Gateway expects that, as a result of the Reorganization, the book value per share of common stock as of September 30, 2004 will be reduced from approximately $19.33 per share on a historical basis to approximately $17.38 per share on a pro forma basis.

     Increase in Earnings per Share. The earnings per share of Gateway common stock for the year ended December 31, 2003 on a historical basis will be increased from approximately $2.35 to $2.40 on a pro forma basis, with earnings per share for the nine months ended September 30, 2004 on a historical basis being increased from approximately $2.22 to $2.38 on a pro forma basis.

     Decrease in Capital. As a result of the Reorganization, Gateway's capital will be reduced as of September 30, 2004 from approximately $12.6 million on a historical basis to approximately $10.3 million on a pro forma basis. Gateway anticipates, however, that it will be "well capitalized" for bank regulatory purposes and that its subsidiary, Gateway Bank & Trust, will remain "well capitalized" for bank regulatory purposes.

     Effect on Market for Shares. Our common stock is not listed on an exchange, nor will it be listed after the Reorganization. The failure to be listed on an exchange, together with the reduction in public information concerning Gateway as a result of its not being required to file reports under the Securities Exchange Act, will adversely affect the already minimal liquidity of the common stock.

     Financial Effects of the Reorganization. We estimate that approximately $2.3 million will be required to pay for the shares of Gateway common stock exchanged for cash in the Reorganization. Additionally, we estimate that professional fees and other expenses related to the transaction will total approximately $73,000. We do not expect that the payment to shareholders receiving cash in the Reorganization and the payment of expenses will have a material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. Because we do not currently know the actual number of shares that will be cashed out in the Reorganization, we do not know the net amount of cash that will ultimately be paid to shareholders in the Reorganization. You should read the discussion under "Description of the Plan-Sources of Funds and Expenses" for a description of the sources of funds for the Reorganization and the fees and expenses we expect to incur in connection with the transaction.

EFFECTS OF THE REORGANIZATION ON AFFILIATES

     In addition to the effects the Reorganization will have on shareholders generally, which are described in the next section, the Reorganization will have some additional specific effects on our executive officers and directors, each of whom may, as a result of his position, be deemed to be an affiliate of Gateway. As used in this proxy statement, the term "affiliated shareholder" of Gateway means any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with Gateway. A person controls Gateway if he or she has the power to direct or cause the direction of the management and policies of Gateway. The term "unaffiliated shareholder" means any shareholder of Gateway other than an affiliated shareholder.

     Reduction in Book Value and Earnings per Share. Assuming the Reorganization had been completed as of September 30, 2004, our affiliated shareholders would experience the same reduction in book value and earnings per share as our unaffiliated shareholders who will be retaining their equity interest in our company: (i) a 10.1% decrease in book value per share from $19.33 on a historical basis to $17.38 on a pro forma basis; and (ii) a 7.2% increase in earnings per share for the first nine months of 2004 from $2.22 on a historical basis to $2.38 on a pro forma basis. If the Reorganization had been effected on December 31, 2003, their 2003 earnings per share would be increased by 2.1% from $2.35 on a historical basis to $2.40 on a pro forma basis. See "Information About Gateway and its Affiliates-Stock Ownership by Affiliates" for information about the number of shares of Gateway common stock held by our directors, executive officers and significant shareholders.

     No Further Reporting Obligations Under the Securities Exchange Act. After the Reorganization, Gateway's common stock will not be registered under the Securities Exchange Act. As a result, the executive officers, directors and other affiliates of Gateway will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16, and information about their compensation and stock ownership will not be publicly available.

     Consolidation of Management Ownership. As a result of the Reorganization, we expect that the percentage of beneficial ownership of Gateway common stock held by our executive officers and directors as a group will increase slightly from approximately 34.4% before the Reorganization to approximately 37.4% after the Reorganization. None of the affiliated shareholders will receive cash in the Reorganization because they each own more than 499 shares of Gateway common stock.

     Rule 144 Not Available. Because Gateway's common stock will not be registered under the Securities Exchange Act after the Reorganization, executive officers and directors of Gateway may be deprived of the ability to dispose of their shares of Gateway common stock under Rule 144 under the Securities Act of 1933, which provides a "safe harbor" for resales of stock by affiliates of an issuer.

EFFECTS OF THE REORGANIZATION ON SHAREHOLDERS GENERALLY

     The Reorganization will have the following effects on shareholders regardless of whether they are affiliated or unaffiliated shareholders. The effects will vary depending on whether the shareholder (i) receives cash for all of his or her shares, (ii) receives cash for some, but not all, of his or her shares and remains a shareholder, or (iii) does not receive cash for any of his or her shares and continues to hold the same number of shares following the Reorganization. Because a shareholder may own shares in more than one capacity (for example, individually and through an individual retirement account), a shareholder may receive cash for some of his or her shares while retaining ownership of the remaining shares following the Reorganization.

     The following sections describe the material effects that we expect to result from the Reorganization with respect to shares that are exchanged for cash and shares that are unaffected by the Reorganization. You may experience a combination of these effects if you receive cash for some of your shares while retaining ownership of other shares. The effects described below assume that 62,094 shares are exchanged for cash in the Reorganization.

     Cashed-out shares. As to shares of our common stock that are exchanged in the Reorganization for cash, shareholders will experience the following effects:

     - Receipt of Cash. Shareholders will receive $37.00 in cash per share, without interest.

     - Loss of Ownership Interest. Shareholders will no longer have any equity or voting interest in Gateway and will not participate in any future potential earnings or growth of the company or in any shareholder votes.

     - Taxes. Shareholders likely will be required to pay federal and, if applicable, state and local income taxes on cash received in the Reorganization. See "-Federal Income Tax Consequences of the Reorganization."

     - No Trading Costs. Shareholders will be able to liquidate their ownership interests without incurring brokerage costs.

     Remaining Shares. As to shares of our common stock that are not exchanged for cash in the Reorganization, shareholders will experience the following effects:

     - Continuing Interest. Shareholders will retain an ongoing equity interest in Gateway and the ability to participate in any future potential earnings or growth.

     - Decreased Liquidity. We anticipate that the liquidity of our common stock will decrease as a result of the reduction in the number of shareholders from approximately 664 to approximately 261. The absence of an established trading market or a larger shareholder base may restrict your ability to transfer your shares of stock following the Reorganization. See "-Effects of the Reorganization on Gateway-Effect on Market for Shares."

     - Decreased Access to Information. If the Reorganization is completed, we intend to terminate the registration of our common stock under the Securities Exchange Act. As a result, we would no longer be required to file periodic reports with the Securities and Exchange Commission. See "-Effects of the Reorganization on Gateway-Elimination of Securities Exchange Act Registration."

     - Reduction in Book Value per Share. Assuming the Reorganization had been completed as of September 30, 2004, the book value per share of our common stock as of September 30, 2004 would have been reduced by 10.1% from approximately $19.33 per share on a historical basis to approximately $17.38 per share on a pro forma basis.

     - Increase in Earnings per Share. Assuming the Reorganization had been completed as of December 31, 2003, our earnings per share would have increased from $2.35 per share on a historical basis for the year ended December 31, 2003 to approximately $2.40 per share on a pro forma basis. Had the Reorganization been completed as of September 30, 2004, the increase would have been from approximately $2.22 per share on a historical basis to $2.38 per share on a pro forma basis, representing a 7.2% increase.

     - Slight Increase in Percentage Interest. Shareholders will experience a slight increase in their respective ownership percentages because there will be fewer shares outstanding.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION

     Presented below are all of the material federal income tax consequences of the Reorganization to: (i) shareholders (including any affiliated shareholders) who will receive cash in the Reorganization; (ii) shareholders (including any affiliated shareholders) who will retain shares of Gateway common stock after the Reorganization; and (iii) Gateway itself.

     The discussion does not address all U.S. federal income tax considerations that may be relevant to certain Gateway shareholders in light of their particular circumstances. The discussion assumes that the Gateway shareholders hold their shares of Gateway common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the Reorganization. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including:

     -    financial  institutions;

     -    insurance  companies;

     -    tax-exempt  organizations;

     -    dealers  in  securities  or  currencies;

     -    traders  in  securities  that  elect  to  mark-to-market;

     - persons that hold Gateway common stock as part of a hedge, straddle or conversion transaction;

     - persons who are considered foreign persons for U.S. federal income tax purposes;

     - persons who acquired or acquire shares of Gateway common stock pursuant to the exercise of employee stock options or otherwise as compensation; and

     - persons who do not hold their shares of Gateway common stock as a capital asset.

     ACCORDINGLY, GATEWAY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION, INCLUDING APPLICABLE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES TO THEM OF THE REORGANIZATION IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

Federal Income Tax Consequences to Shareholders Receiving Cash in the Reorganization

     The receipt by a shareholder of cash in the Reorganization will be a taxable transaction for federal income tax purposes under the United States Internal Revenue Code of 1986, as amended (the "Code").

     Under Section 302 of the Code, a shareholder will recognize gain or loss upon receiving cash in the Reorganization if:

          - the Reorganization results in a "complete redemption" of all of the shares held by a shareholder immediately prior to the Reorganization;

          - the receipt of cash is "substantially disproportionate" with respect to the shareholder; or

          - the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder.

     These three tests are applied by taking into account not only shares that a shareholder actually owns, but also shares that the shareholder constructively owns pursuant to Section 318 of the Code, as described below.

     If any one of the three tests is satisfied, the shareholder will recognize gain or loss on the difference between the amount of cash received by the shareholder pursuant to the Reorganization and the tax basis in the shares held by such shareholder immediately prior to the Reorganization. Provided that these shares constitute a capital asset in the hands of the shareholder, this gain or loss will be long-term capital gain or loss if the eligible shares are held for more than one year and will be short-term capital gain or loss if such shares are held for one year or less.

     Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities ("entity attribution"). A shareholder is also deemed to own shares which the shareholder has the right to acquire by exercise of an option.

     The receipt of cash by a shareholder in the Reorganization will result in a "complete redemption" of all of the shareholder's shares held immediately prior to the Reorganization as long as the shareholder does not constructively own any shares of common stock immediately after the Reorganization. However, a shareholder may qualify for gain or loss treatment under the "complete redemption" test even though such shareholder constructively owns shares of common stock provided that (1) the shareholder constructively owns shares of common stock as a result of the family attribution rules (or, in some cases, as a result of a combination of the family and entity attribution rules), and (2) the shareholder qualifies for a waiver of the family attribution rules (such waiver being subject to several conditions, one of which is that the shareholder has no interest in Gateway immediately after the Reorganization, including as an officer, director or employee, other than an interest as a creditor).

     It is anticipated that most shareholders who receive cash in the Reorganization will qualify for capital gain or loss treatment as a result of satisfying the "complete redemption" requirements. However, if the constructive ownership rules prevent compliance with these requirements, such shareholder may nonetheless qualify for capital gain or loss treatment by satisfying either the "substantially disproportionate" or the "not essentially equivalent to a dividend" requirements. In general, the receipt of cash in the Reorganization will be "substantially disproportionate" with respect to the shareholder if the percentage of shares of common stock owned by the shareholder immediately after the Reorganization is less than 80% of the percentage of shares directly and constructively owned by the shareholder immediately before the Reorganization (giving effect to the difference in number of outstanding shares due to the Reorganization), and the shareholder does not own directly and constructively 50% or more of Gateway's outstanding common stock after the Reorganization. Alternatively, the receipt of cash in the Reorganization will, in general, be "not essentially equivalent to a dividend" if the Reorganization results in a "meaningful reduction" in the shareholder's proportionate interest in Gateway.

     If none of the three tests described above is satisfied, the shareholder will be treated as having received a taxable dividend in an amount equal to the entire amount of cash received by the shareholder pursuant to the Reorganization.

     No ruling has been or will be obtained from the Internal Revenue Service in connection with the Reorganization.

Federal Income Tax Consequences to Shareholders Who Do Not Receive Cash in the
                                                       ---
Reorganization

     Affiliated and unaffiliated shareholders who remain Gateway shareholders following the Reorganization and do not receive any cash in the Reorganization will not recognize gain or loss as a result of the Reorganization. The Reorganization will not affect the adjusted tax basis or holding period of any shares of Gateway common stock that a shareholder continues to own after the Reorganization.

Federal Income Tax Consequences to Gateway and Gateway Bank & Trust

     Neither Gateway nor Gateway Bank & Trust will recognize gain or loss for U.S. federal income tax purposes as a result of the Reorganization.

Backup Withholding

     Non-corporate shareholders of Gateway may be subject to backup withholding at a rate of 28% on cash payments received in the Reorganization. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

     THE PRECEDING DISCUSSION IS INTENDED TO PRESENT ALL MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION. HOWEVER, THE PRECEDING DISCUSSIONDOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE REORGANIZATION. THUS, GATEWAY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REORGANIZATION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND
THE  EFFECT  OF  ANY  PROPOSED  CHANGES  IN  THE  TAX  LAWS.

PRO FORMA EFFECT OF THE REORGANIZATION

     The following selected pro forma financial data illustrates the pro forma effect of the Reorganization on Gateway's financial statements as of September 30, 2004, for the nine months ended September 30, 2004 and for the year ended December 31, 2003. Management has prepared this information based on its estimate that Gateway will pay $2.3 million to shareholders in the Reorganization. Please see "Pro Forma Consolidated Financial Information" for the complete pro forma financial information relating to this transaction.

SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

(In thousands except per share data)  As of and for the nine       As of and
                                           months ended        for the year ended
                                        September 30, 2004     December 31, 2003
                                      -----------------------  ------------------
Net interest income                   $                 5,069               5,307
Provision for loan losses                                 545                 624
Other income                                            1,419               2,043
Other expense                                           3,790               4,485
Income tax benefit                                        747                 784
Net income                            $                 1,406               1,457

PER COMMON SHARE
Basic earnings per share              $                  2.38                2.40
Diluted earnings per share                               2.12                2.22

(In thousands except per share data)  As of and for the nine       As of and
                                           months ended        for the year ended
                                        September 30, 2004     December 31, 2003
                                      -----------------------  ------------------
Book value                            $                 17.38               14.80

AT PERIOD END
Assets                                $               165,018             169,203
Shareholders' equity                  $                10,274               8,747
Common shares outstanding                                 591                 591

Weighted average shares outstanding                       591                 607

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE REORGANIZATION

     The board believes that the Plan is substantively and procedurally fair to Gateway's unaffiliated shareholders who will receive cash in the Reorganization. It has also determined that the Plan is substantively and procedurally fair to unaffiliated shareholders who will retain their shares following the Reorganization. The board of directors, including those directors who are not employees of Gateway, has approved the Plan, and the board recommends that the shareholders vote for approval of the Plan, which will effect the Reorganization. The board has also approved, and recommends that the shareholders approve, the adjournment proposal relating to our ability to obtain shareholder approval of the Plan.

     All of Gateway's directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the Plan and the adjournment proposal. The directors and executive officers of Gateway beneficially owned approximately 34% of the shares outstanding as of December 15, 2004. Although the board as a whole recommends that the shareholders vote in favor of the Plan for the reasons set forth in "-Reasons for the Reorganization," no director or executive officer is making any recommendation to the shareholders in his or her individual capacity.

     We considered a number of factors in determining to approve the Reorganization, including the effects described under "-Effects of the Reorganization on Gateway," "Effects of the Reorganization on Affiliates" and the relative advantages and disadvantages described under "-Reasons for the Reorganization" and "Effect of the Reorganization on Shareholders Generally." The board also reviewed the tax and pro forma financial effects of the Reorganization on Gateway and its shareholders.

     After the Reorganization, Gateway's common stock will not be registered under the Securities Exchange Act. The board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to the registration of the common stock under the Securities Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the common stock under the Securities Exchange Act. Similarly, the board also considered the prospective decrease in the expenses related to servicing shareholders holding small positions in Gateway's stock. Gateway's management determined that the recapitalization would result in cost savings of over $260,000 per year.

     Additionally, the board considered the effect that terminating the registration of the common stock would have on the market for the common stock and the ability of shareholders to buy and sell shares. However, the board determined that, even as a public company, Gateway has not had an organized trading market for its common stock and that Gateway's shareholders derive little relative benefit from Gateway's status as a public company. The board determined that the cost savings and reduced management time to be achieved by terminating registration of the common stock under the Securities Exchange Act outweighed any potential detriment from eliminating the registration.

     We considered alternatives to the proposed going-private transaction but ultimately approved the Reorganization proposal. Please read the discussion under "-Alternatives Considered" for a description of these alternatives.

     Substantive Fairness. The board considered numerous factors, discussed below, in reaching its conclusions that the Plan is substantively fair to our unaffiliated shareholders who will receive cash in the Reorganization and to our unaffiliated shareholders who will retain their shares. In reaching these conclusions, the board considered the following effects on these constituencies:

          - Opinion of Independent Financial Advisor: Southard Financial, an independent financial advisor to the board of directors, has delivered its opinion to the board that the $37.00 per share price to be paid in the Reorganization is fair, from a financial point of view, to Gateway's shareholders, both those who will receive cash and those who will retain their shares in the Reorganization. The board reviewed and considered the financial analyses presented to it in connection with the opinion and adopted Southard Financial's conclusions and analyses as its own. The board considered the conclusions drawn in the fairness opinion as factors supporting its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash for their shares and those who would retain their shares following the Reorganization. A copy of the opinion is attached as Appendix C. See "Opinion of Independent
                                         ----------
               Financial  Advisor"  on  page  __  for  additional  information.

          - Independent Valuation. According to a report delivered to the board by Southard Financial, the fair value of the Gateway common stock as of August 31, 2004 was $35.25 per share. The board considered this report as well as the underlying factors and methodologies as factors in support of its recommendation to approve the Plan and its conclusion as to the fairness in relation to Gateway's "going concern" value of the proposed cash consideration to unaffiliated shareholders, including those who would receive cash for their shares and those who would retain their shares following the Reorganization. In determining the fairness of the transaction in relation to the "going concern" value, our board relied upon the factors, analyses and conclusions set forth by Southard Financial in its report and adopted these factors, analyses and conclusions as its own. The board did not consider the amount per share that might be realized in a sale of 100% of the stock of Gateway because the board determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control. The board determined specifically that a price of $37.00 per share, which exceeded the fair value set forth in the independent valuation, was fair to both cashed-out and remaining shareholders in view of the involuntary nature of the transaction for those receiving cash, the relatively small incremental effect of the selected price on those retaining their shares, and Southard Financial's opinion as to the fairness of the consideration. See "Opinion of Financial Advisor" for additional information.

          - Premium to Book Value: The price per share to be paid in the Reorganization reflects a 91% premium to Gateway's September 30, 2004 book value per share. Although book value was a factor, among others, that the board considered in determining the cash consideration to be paid in the Reorganization, the board determined that it was not directly relevant because book value is a historical number that may not reflect the fair market values of our assets and liabilities.

          - Earnings Multiple: The price per share that will be paid in the Reorganization reflects a multiple of 15.7 times Gateway's earnings per share for the year ended December 31, 2003 and 16.7 times its earnings per share for the nine months ended September 30, 2004. The board viewed these multiples as factors supporting its decision to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, both those receiving cash for their shares and those retaining their shares following the Reorganization.

          - Historical Market Prices of the Gateway Common Stock: Our stock is not listed on an exchange, and there is not an organized trading market for our common stock. The range of trading prices for the common stock over the previous two years has been from $12.00 to $23.75 per share, with trades during the second half of 2004 remaining fairly constant at approximately $23.75 per share. The price per share to be paid in the Reorganization therefore represents a 56% premium over the last known trading price for our common stock prior to announcement of the Reorganization. However, in view of the limited amount of available data, the board principally considered the recent trading history of our common stock as a "base" or "benchmark" factor in its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash and those who would retain their shares following the Reorganization.

          - Liquidity Provided. The Reorganization will provide liquidity, without brokerage costs, to shareholders receiving cash in the Reorganization. We believe this provides a significant benefit to investors seeking a more liquid investment alternative, given the lack of an organized market for our stock. The board considered the opportunity to provide this liquidity as a factor supporting its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders receiving cash in the Reorganization.

          - Tax Consequences. The board noted that the Reorganization would not result in a taxable event for shareholders retaining their shares in the Reorganization, as all of our directors and executive officers are entitled to do. The board also considered that, except with respect to shareholders who have acquired their shares within the prior 12 months, the cash consideration offered in the Reorganization would be taxed as a long-term capital gain for shareholders terminating their actual and constructive stock ownership in the Company. The facts that the transaction would not result in a taxable event to shareholders retaining their shares following the Reorganization contributed to the board's recommendation and conclusion as to the fairness of the transaction to unaffiliated shareholders who would retain their shares following the Reorganization. Although the transaction would result in a taxable event to unaffiliated shareholders receiving cash in the Reorganization, the board determined that this negative factor was mitigated somewhat by the positive factor that the cash to be received by these shareholders would likely receive tax-advantaged long-term capital gains treatment.

          - Absence of Firm Offers. The board considered the absence of any firm offers for the acquisition of our company, the fact that the board has no plans to seek an acquisition of our company in the foreseeable future and its opinion that firm offers are not likely to be forthcoming as factors tending to support its recommendation to approve the Reorganization and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash for their shares and those who would retain their shares following the Reorganization.

     In connection with its fairness determination, and given its determination that the $37.00 per share cash consideration represented a premium over book value, the board did not consider Gateway's liquidation value in light of the following reasons. First, because the vast majority of a bank's assets and liabilities are monetary assets whose book values generally approximate their fair market values, the liquidation values of these assets and liabilities would generally command material discounts both to fair market value and, accordingly, book value. In addition to the liquidation discounts, because the liquidation of a financial institution is an extremely expensive and time-consuming process involving significant regulatory procedures and numerous regulatory approvals, the costs of the liquidation of a financial institution further reduce any net assets that would otherwise be available to shareholders following liquidation. In light of these factors, and because the Reorganization consideration was greater than Gateway's book value, the board of directors concluded that the determination of a liquidation value was not material to the financial fairness of the transaction. However, it is not possible to predict with certainty the future value of our assets or liabilities or the intrinsic value that those assets or liabilities may have to a specific buyer that has not been identified. As a result, although we believe the possibility is remote, the liquidation of our assets and liabilities could conceivably produce a higher value than our value as a going concern.

     After consideration of all of the foregoing information, the board determined that a fair price to be paid to cashed-out shareholders in the Reorganization is $37.00 per share. The board is not aware of any material contacts, negotiations or transactions, other than in conjunction with the Reorganization as described in "-Background of the Reorganization" and "Information About Gateway and its Affiliates-Directors and Executive Officers," during the preceding two years for (1) the merger or consolidation of Gateway into or with another person or entity, (2) the sale or other transfer of all or any substantial part of the assets of Gateway, (3) a tender offer for any outstanding shares of Gateway common stock, or (4) the election of directors to our board.

     Procedural Fairness. The board of directors is seeking shareholder approval of the transactions contemplated by the Plan. The vote of a majority of the votes entitled to be cast on the Plan will be required to approve it. Approval by a majority of unaffiliated shareholders is not required. The board determined that any such voting requirement would usurp the power of the holders of greater than a majority of Gateway's shares to consider and approve the Reorganization. The board also considered such a provision unnecessary in light of the fact that the Plan's provisions apply regardless of whether a shareholder is an affiliate and in view of a shareholder's right, whether affiliated or unaffiliated, to dissent from the merger and obtain the fair value of his or her shares under Georgia law.

     In addition, the board noted that shareholders who wish to increase their record holdings in order to avoid being cashed out may do so by purchasing shares of Gateway common stock from other shareholders prior to the effective time of the Reorganization. The Reorganization will also provide liquidity, without brokerage costs, to shareholders receiving cash in the Reorganization.

     No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the Reorganization or preparing a report covering its fairness was retained by Gateway or by a majority of directors who are not employees of Gateway. The board concluded that the Reorganization is fair regardless of whether certain other procedural safeguards were used, such as the retention of an unaffiliated shareholder representative, because the Plan treats affiliated and unaffiliated shareholders identically. In addition, because the board obtained a valuation and fairness opinion from an unaffiliated entity, it determined that the cost of obtaining an additional fairness opinion or valuation from another unaffiliated representative would not provide any meaningful additional benefit. After consideration of the factors described above, the board believes that the Reorganization is procedurally fair notwithstanding the absence of such an unaffiliated shareholder approval requirement or unaffiliated representative.

     We have not made any provision in connection with the Reorganization to grant unaffiliated shareholders access to our corporate files, except as provided under the Georgia Business Corporation Code, or to obtain legal counsel or appraisal services at our expense. With respect to unaffiliated shareholders' access to our corporate files, the board determined that this proxy statement, together with Gateway's other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Plan. The board also considered the fact that under the Georgia Business Corporation Code, and subject to specified conditions set forth under Georgia law, shareholders have the right to review Gateway's relevant books and records of account. As for obtaining legal counsel or appraisal services for unaffiliated shareholders at Gateway's expense, the board did not consider these necessary or customary. In deciding not to adopt these additional procedures, the board also took into account factors such as Gateway's size and the cost of such procedures.

     After consideration of the factors described above, the board of directors has determined that the Plan is procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement, an unaffiliated shareholder representative and the provision of legal counsel or appraisal services at Gateway's expense, to Gateway's unaffiliated shareholders who will receive cash in the Reorganization. The board has also determined that the Plan is procedurally fair to unaffiliated shareholders who will retain their shares. Additionally, the board believes that the Plan is substantively fair to these constituencies. Finally, it has determined that the Plan is substantively and procedurally fair to affiliated shareholders for the same reasons specified as to unaffiliated shareholders, given that the Plan does not distinguish between these groups.

FAIRNESS

DETERMINATIONS BY INTERIM AND GATEWAY AFFILIATES

     Interim was organized for the sole purpose of facilitating the Reorganization. Its sole shareholder, director and executive officer is Robert
G. Peck, who is also Gateway's president and chief executive officer. Gateway's affiliates consists of its directors, executive officers and significant shareholders, all of whom are listed under "Information about Gateway and its Affiliates - Directors and Executive Officers." These affiliates, in addition to Interim, are deemed to be "filing persons" for purposes of this transaction.

     For Interim and each of Gateway's affiliates, its purpose and reasons for engaging in the Reorganization, alternatives considered and analyses regarding financial and procedural fairness of the Reorganization to unaffiliated shareholders receiving cash in the Reorganization and to those retaining their shares were the same as those of the Board of Directors. Based on these factors and analyses, Interim and each of Gateway's affiliates concluded that the Reorganization is procedurally and substantively fair to Gateway's affiliated shareholders who will receive cash in the Reorganization and that it is procedurally and substantively fair to unaffiliated shareholders who will retain their shares.

OPINION OF INDEPENDENT FINANCIAL ADVISOR

     On September 6, 2004, the Gateway Board of Directors authorized the engagement of Southard Financial ("Southard") to provide a valuation opinion of Gateway's common stock to the Board as of August 31, 2004, which represented the most recent date for which monthly financial information was available for Gateway, and a fairness opinion relating to the price to be paid to shareholders receiving cash in the Reorganization.

Independent Valuation

     The Gateway Board of Directors authorized the engagement of Southard to render a valuation of Gateway's common stock. Southard's valuation, presented to the Board on October 1, 2004, indicated that as of August 31, 2004, the cash fair value of Gateway's common stock was $35.25 per share (the "Valuation"). The Gateway Board of Directors reviewed the basis for and the methodology used in Southard's Valuation. A copy of the valuation is attached as Appendix D to
                                                                   ----------
this proxy statement, and you are urged to read the valuation in its entirety. The directors determined, after giving careful consideration to a number of factors, to utilize a price of $37.00 per share in the transaction, subject to receipt of a fairness opinion from Southard, and that the Plan of Reorganization and the Reorganization were fair to, and in the best interests of, Gateway and its shareholders, including both affiliated and unaffiliated shareholders, and approved the Plan and the Reorganization.

Fairness Opinion

          On October 29, 2004, Southard rendered its opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration of $37.00 per share to be paid in the Reorganization was fair, from a financial point of view, to Gateway's shareholders, including unaffiliated shareholders who will receive cash in the Reorganization and those who will retain their shares after the Reorganization (the "Fairness Opinion"). You should read the discussions below under "Valuation Opinion" and "Fairness Opinion" for more information relating to these opinions and the related financial analyses.

     The full text of the written Fairness Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix C hereto and is incorporated herein by reference.
                  ----------
Southard's opinion is directed to the Board, addresses only the fairness of the cash consideration to be paid in the Reorganization from a financial point of view, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special shareholders' meeting. The summary of the opinion of Southard set forth herein is qualified in its entirety by reference to the full text of such opinion.

     In connection with the Valuation and the Fairness Opinion, Southard reviewed and analyzed certain publicly available financial information and other information concerning Gateway and certain internal analyses and other information furnished to Southard by Gateway. Southard also held discussions with members of senior management of Gateway regarding the business and prospects of Gateway. In addition, Southard performed such other studies and analyses and considered such other factors as Southard deemed appropriate.

Opinions of Southard Financial

     As described in its opinions, Southard assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with Southard for purposes of their opinion. With respect to the information relating to the prospects of Gateway, Southard assumed that such information reflected the best currently available judgments and estimates of the management of Gateway as to the likely future financial performance of Gateway. Southard did not verify through independent inspection or examination the specific assets or liabilities of Gateway. Southard did not make nor were they provided with an independent evaluation or appraisal of the assets or liabilities of Gateway. The following is a summary of the material analyses and factors considered by Southard in connection with the Valuation and the Fairness Opinion presented to the Board:

     Gateway's Board of Directors retained Southard to render its independent determination as to the fair value of the Gateway common stock for use in connection with the Board's consideration of the proposed going-private transaction. Subsequently, the Board engaged Southard to render a written opinion as to the fairness, from a financial point of view, to all of the shareholders of Gateway of the cash consideration to be paid to shareholders who will receive cash in connection with the proposed Reorganization.

     Southard is a specialized consulting and valuation firm focusing on providing stock valuations to companies and financial institutions located throughout the United States, or to groups of individuals associated with U.S.-based companies and financial institutions. As part of its line of professional services, Southard specializes in rendering valuation opinions of banks and bank holding companies nationwide. Gateway selected Southard to render the Valuation and to serve as its financial advisor based on Southard's reputation, expertise and familiarity with Georgia-based financial institutions.

     With the concurrence of Gateway and Gateway's counsel, Southard determined that fair value of the Gateway stock for the purposes presented would be based on the value of a pro rata share of Gateway as a going concern and that no minority, marketability or liquidity discounts would be applied. In addition, Southard determined it appropriate, in determining the fair value of the Gateway stock, to consider all usual and customary approaches to value, including net asset value, investment value and market value. In connection with providing the Valuation, the Gateway Board provided no other limitations or specific instructions to Southard with respect to the investigations made or procedures followed in rendering either the Valuation or the Fairness Opinion, other than to provide the Board with a fair value appraisal of Gateway stock.

     As described above, in addition to providing the Valuation, Gateway authorized the engagement of Southard to render its Fairness Opinion. Southard rendered its written opinion dated October 29, 2004, to the effect that, as of such date and based upon and subject to certain matters stated in the Fairness Opinion, the cash consideration to be paid to cashed-out shareholders in the Reorganization is fair, from a financial point of view, to the shareholders of Gateway, including both the cashed-out shareholders and the shareholders who would not receive cash in the Reorganization.

     The following summary of the procedures and analyses performed, and assumptions used, by Southard is qualified in its entirety by reference to the text of the Fairness Opinion and the Valuation. The Fairness Opinion is directed only to the financial terms of the Reorganization, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special shareholders' meeting.

     In arriving at the Valuation and the Fairness Opinion, Southard reviewed and analyzed, among other things, the following: (i) the financial statements of Gateway and its subsidiaries; (ii) certain other publicly available financial and other information concerning Gateway and its subsidiaries; (iii) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other transactions relevant to Southard's inquiry; (iv) the competitive and economic outlook for Gateway's trade area; (v) the book value and financial condition of Gateway and its subsidiaries; (vi) the future earnings and dividend paying capacity of Gateway and its subsidiaries as derived through the "Income Approach" and "Discounted Cash Flow Analysis" sections of the Valuation and Fairness Opinion; (vii) previous sales of Gateway stock; and (viii) the prevailing market prices for selected banking organizations in Georgia and the United States. Southard held discussions with senior management of Gateway concerning Gateway's past and current operations, financial condition and prospects, as well as the results of recent bank regulatory examinations.

     In conducting its review and in arriving at the Valuation and the Fairness Opinion, Southard relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Southard did not make or obtain any evaluations or appraisals of the properties of Gateway, nor did it examine any individual loan credit files. For purposes of the Fairness Opinion, Southard assumed that the Reorganization will have the tax, accounting and legal effects described in the proxy statement and assumed that the transaction would be consummated on a timely basis in the manner presented by Gateway and in compliance with applicable laws and regulations.

     As more fully discussed below, Southard considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Gateway, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Gateway and its subsidiaries; and, (ii) the assets and liabilities of Gateway and its subsidiaries, including the loan investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity. Southard also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. The Valuation and the Fairness Opinion are necessarily based upon conditions as they existed and can be evaluated on the respective dates thereof and the information made available to Southard through such dates.

     In connection with rendering the Valuation and the Fairness Opinion, Southard performed certain financial analyses, which are summarized below.
Southard believes that its analysis must be considered as a whole, and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying the Valuation and the Fairness Opinion. The preparation of a valuation or fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Southard made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Gateway. Any estimates contained in Southard's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals of such companies or necessarily reflect the prices at which such companies or their securities may actually be sold.

Valuation Opinion

     In order to determine the fair value of Gateway common stock, and as explained below, Southard utilized the following approaches in its Valuation: net asset value, market value and income value. Southard first determined the value of Gateway's subsidiary (Gateway Bank & Trust) and then adjusted that value to reflect the other assets and liabilities of Gateway.

     Because of the very high capital ratio of Gateway Bank & Trust, it was deemed appropriate to base the valuation on a two-tiered approach: the valuation of tangible capital at "normal" levels, and the valuation of excess capital. Based on a more normal equity/assets ratio of 8.0%, Gateway Bank & Trust's tangible capital would be $13,096,000 on assets of $163,749,000 at September 30, 2004, leaving excess capital of $1,430,000. These figures were used at the appropriate places in the valuation analysis.

     Asset Based Approach. Net asset value is the value of the net equity of a corporation, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the corporation's assets, liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little or no weight is given to the net asset value method of valuation.

     In utilizing the asset-based approach, Southard adjusted Gateway Bank & Trust's estimated book value at August 31, 2004 to reflect a deposit premium of 6.5% on non-brokered deposits. Utilizing the asset based approach, Southard valued Gateway Bank & Trust under the asset based method at $24,045,000 as of August 31, 2004. Additional information is available in the "Asset Based Approach" section of the Valuation attached as Appendix D.

     Market Approach. Market value is defined as the price at which property would change hands between a willing seller and a willing buyer when both parties have the same information and neither party is acting under compulsion. This definition of value produces a result that could be achieved if the property were to be sold in an arm's-length transaction. The market value method is frequently used to determine the price of smaller blocks of stock when both the quantity and the quality of the "comparable" data are deemed sufficient.

     The fair value for Gateway Bank & Trust using the market value method is based upon a comparison with recent transactions involving the sale of banks and bank holding companies in Georgia and surrounding states, as well as throughout the United States. Specifically, Southard developed a list of reasonably comparable whole bank transactions and applied those multiples to Gateway Bank & Trust. The focus of the review was banks of similar size, performance, and capitalization (equity/asset ratio). A complete list of the transactions, as well as selected summary information, is contained in the Valuation. It should be noted that none of the transactions considered were for "go-private" transactions since state laws that govern those transactions vary from jurisdiction to jurisdiction. Nevertheless, Southard believed that the selected transactions were sufficiently comparable to the Reorganization because, in addition to the fundamental factors described above, they represented change of control transactions valued on a controlling interest basis - the same standard applied in Southard's analysis in the Gateway transaction.

     The fair value for Gateway Bank & Trust using the market value method is based upon a comparison with recent transactions involving the sale of banks and bank holding companies in Georgia and surrounding states, as well as throughout the United States. Specifically, Southard developed a list of reasonably comparable whole bank transactions and applied those multiples to Gateway Bank & Trust. The focus of the review was banks of similar size, performance, and capitalization (equity/asset ratio). A complete list of the transactions, as well as selected summary information, is contained in the "Market Approach" section of the Valuation attached as Appendix D, including its appendices. In particular, Appendix E to the Valuation lists the transactions used in the anlaysis. It should be noted that none of the transactions considered were for "go-private" transactions because state laws that govern those transactions vary from jurisdiction to jurisdiction. Nevertheless, Southard believed that the selected transactions were sufficiently comparable to the Reorganization because, in addition to the fundamental factors described above, they represented change of control transactions valued on a controlling interest basis - the same standard applied in Southard's analysis in the Gateway transaction.

     Considering these factors, the base capitalization rates were (a) price/earnings of 27.1x (range of 9.0x to 62.1x), (b) price/book value of 250.52% (range of 100% to 503%), and (c) price/assets of 20.79% (range of 8.59% to 33.40%), based on the average for 59 transaction during the first eight months of 2004. Often it is necessary to apply a fundamental discount to the base capitalization factors to reflect the relative attractiveness of the Bank and its market area, the size of the Bank, the competitiveness of the market, and the stability of its earnings history. In Southard's opinion, based upon all of the available data, a discount of about 20% was necessary. As a result, the risk adjusted capitalization factors were
21.0 times earnings, 200% of book value, and 16.5% of assets (all rounded). It should be noted that all the multiples fall with the ranges of the selected transactions during the first eight months of 2004. The average multiples were applied to the appropriate benchmarks for Gateway Bank & Trust after adjusting for the high capital ratio. The excess capital was then added to determine the value of Gateway Bank & Trust. The analysis is presented in detail in the "Market Approach" section of the Valuation attached as Appendix D.

     In  using  the market value method, Southard reached a valuation of Gateway
Bank & Trust of $35,049,000 under the price to earnings method, $28,340,000 under the price to book value method, and $27,255,000 under the price to assets method as of August 31, 2004. The average of the three methods was $30,215,000.

     Income Approach. The income approach is sometimes referred to as the investment value or the earnings value. The investment value is frequently defined as an estimate of the present value of future benefits. Another popular investment value method is to determine the level of the current annual benefits and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Southard determined the net present value of the projected future benefits to shareholders using a discount rate of 14.6% (within an acceptable range considering the risk-return relationship Southard has observed most investors would demand for an investment of this type (small to medium-sized community banking companies)).

     In utilizing the income approach, Southard took into account the earnings of Gateway Bank & Trust over the 2002-04 period. Adjustments to reported earnings were made to reflect a peer level loan loss provision, adjusted for Gateway Bank & Trust's loans/assets ratio. Southard also developed an estimate of the anticipated economies (savings) to a potential acquiror of Gateway Bank & Trust (synergistic earnings approach). Based upon Southard's review, the estimated savings approximated 0.45% of average assets, or $726 thousand (pre-tax). This analysis, which includes Southard's adjustments, assumptions and calculations, is presented in the "Income Approach" section of the Valuation attached as Appendix D.

     Utilizing the income approaches to value Gateway's stock, Southard determined that the value of Gateway's stock as of August 31, 2004 under the synergistic price/earnings method was $29,136,000 and that the value under the discounted future earnings method was $27,966,000.

     Combined Value. The various methodologies were assigned weights in arriving at a combined value of Gateway Bank & Trust as of August 31, 2004. Southard assigned weights as follows to the methodologies considered above: 0% to the asset based value; 40% to the market approach; 30% to the income approach synergistic earnings method; and 30% to the income approach-discounted future earnings method. Southard believes that the weight assigned to each valuation approach properly reflects the relative importance of that approach for purposes of the Valuation opinion. Even though a given methodology may yield a higher or lower price than the consideration established in this case, the weighted average represents the appropriate valuation and each methodology, weighted as described above, supports the fairness opinion. Based on the analysis presented above, the combined valuation of Gateway Bank & Trust was $29,216,600 as of August 31, 2004.

     The value of Gateway was then determined by adding the other assets of Gateway, net of its liabilities. The resulting value was $26,446,185 as of August 31, 2004. Further, the analysis was performed on a control basis, which presumes a sale of Gateway. Upon a sale of Gateway, all outstanding exercisable options would be exercised, and, therefore, the analysis was performed on a fully diluted basis, assuming that all exercisable stock options were exercised. Gateway had outstanding options to purchase 137,250 shares of its stock at $12.00 per share and 10,500 shares at $13.00 per share. Thus, the proceeds of the exercise of all the options would be $1,783,343, and the outstanding shares would increase to 800,388. Thus, the total value of Gateway became $28,229,343 and the number of fully diluted shares became 800,388. The value per share was then determined by dividing the total value by the number of fully diluted shares, resulting in $35.25 per share.

     As a result of all the analyses performed, Southard determined that the fair value of Gateway common stock was $35.25 per share as of August 31, 2004.

Fairness Opinion

     On October 29, 2004, Southard issued a Fairness Opinion on the proposed Reorganization. The Fairness Opinion was based on financial information through August 31, 2004, which was the reference date for the valuation determination described above. Based on discussions with management and review of the publicly available financial information provided by Gateway Bank & Trust in its September 30, 2004 Call Report and Uniform Bank Performance Report, Southard Financial determined that the information supporting its valuation had not changed materially since the date of its report and retained that analysis as a basis for its Fairness Opinion. In preparing the Fairness Opinion, Southard determined that the $37.00 per share price being paid to the cashed out shareholders represented the following pricing ratios:


Price/Reported Book Value ($18.94 per share)           195%
Price/Diluted Book Value ($17.67 per share)            209%
Price/Diluted Book Value - 8% Capital                  222%
Price/Earnings ($3.00 per share annualized)           12.3x
Price/Diluted Earnings ($2.53 per share annualized)   14.6x
Price/Assets (diluted)                                17.3%

     Comparison With Recent Control Bank Transactions. Southard reviewed the pricing of the Reorganization in comparison with recent control bank transactions. In this comparison, Southard found that the price/book value ratio, price/earnings ratio, and price/asset ratio for the Reorganization were below the market pricing for whole bank transactions. However, when adjusted to 8% capital, the ratios were nearer to market ratios.

     Analysis of Liquidity. Gateway stock is not listed on an exchange, and there is not an organized trading market for the stock. Since the stock buyback in 2003, Gateway has not bought or sold any of its stock since the second quarter of 2003, and there have been very few trades in Gateway common stock for which pricing information is available. Thus, the ability to sell Gateway stock is very limited and the proposed Reorganization would provide some liquidity for smaller minority shareholders.

     Discounted Cash Flow Analysis. Southard also prepared a pro forma discounted cash flow analysis utilizing the present value of the estimated future dividend stream that Gateway Bank & Trust would be expected to generate over the next five to 10 year period (including the present value of the value of Gateway's common stock at the end of the five to 10 year period). In utilizing the pro forma discounted cash flow analysis, Southard used an estimate of ongoing earnings for 2004, assumed annual growth in earnings of 8% to 14% and annual growth in assets of 5% to 10%. These growth rates reflect Southard's estimate of growth based on historical and expected results. Historical asset growth during the 1999-2004 period has been above the 5-10% range, largely due to the age and size of the Bank. At its current size, and given the competitiveness of the market, future asset growth is expected to slow to the range selected. The use of earnings growth rates that are higher than the rate of asset growth reflects expected economies of scale as Gateway grows. Nevertheless, the projected rate of growth over the period is somewhat below the historical rate, but consistent with Gateway improving its financial performance in an increasingly competitive market. Southard also assumed a dividend payout ratio to maintain a capital ratio of no more than 8%. This does not relate to Gateway Bank & Trust's historical dividend payout ratio, but provides an indication of Gateway Bank & Trust's capacity to pay dividends under varying growth scenarios and still maintain an adequate capital base. The analysis produced an implied ROA in the range of 0.90%-1.25% and an implied ROE in the range of 11.0%-14.7%. Additionally, Southard estimated the terminal value of Gateway common stock at the end of this 5-10 year period by applying price to earnings multiples of 18 to 20 times the projected net income in the final year of the analysis. The projected dividend stream and the "terminal value" of Gateway common stock were discounted to the present using discount rates of between 12% and 16%. These discount rates represent typical rates of return for smaller publicly traded banks and bank holding companies, and are consistent with rates of return on equity for more established (mature) community banks. As a result of Southard's discounted cash flow analysis, the implied value of Gateway was consistently at or below the price proposed in the Reorganization.

     Finally, from the perspective of those shareholders of Gateway who will remain shareholders of Gateway after the Reorganization, Southard has concluded, after analysis and conversations with Gateway senior management, that those shareholders are forecast to experience earnings per share appreciation, and incur equity per share dilution, on an immediate post-Reorganization basis. Further, going forward these shareholders should see an increase in earnings per share after the transaction, given that there will be fewer shares outstanding and that Gateway will incur lower expenses relative to SEC registration and related costs. On a pro forma basis, return on equity should increase after the Reorganization due to the expense reduction and the impact of the Reorganization. It is also reasonable to expect that earnings per share post-Reorganization will be higher than if Gateway does not consummate the Reorganization (again due to the reduction in expenses and in the number of shares outstanding). Finally, despite the immediate reduction in book value after the Reorganization, book value would likely return to its pre-Reorganization level in 2005 (assuming earnings in 2005 remain consistent).

     Based on all factors that Southard deemed relevant and assuming the accuracy and completeness of the information and data provided, Southard concluded that the cash consideration of $37.00 per share that the cashed-out shareholders are entitled to receive in connection with the Reorganization, is fair, from a financial standpoint, to all shareholders of Gateway, including those shareholders receiving the cash consideration as well as those shareholders of Gateway who will remain shareholders of Gateway after the Reorganization.

     Prior to its engagement to assist the Gateway Board and management in connection with their analysis of a potential going-private transaction, Southard had not previously provided valuation or other professional services to Gateway. Southard has not previously served as a market maker for Gateway's common stock. Southard and its employees have no past, present, or future contemplated interest (financial or otherwise) in Gateway or Gateway Bank & Trust.

     Gateway has agreed to pay Southard $9,500 for rendering the Valuation and the Fairness Opinion. Gateway has also agreed to reimburse Southard for its reasonable out-of-pocket expenses and to indemnify Southard against certain liabilities, including liabilities under the federal securities laws.

     YOU ARE ENCOURAGED TO READ THE SOUTHARD OPINION IN ITS ENTIRETY. THE FULL TEXT OF THE SOUTHARD OPINION IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT.

                            INFORMATION REGARDING THE
                         SPECIAL MEETING OF SHAREHOLDERS

TIME AND PLACE OF MEETING

     We are soliciting proxies through this proxy statement for use at a special meeting of Gateway shareholders. The special meeting will be held at 10:00 a.m. on __________, 2005, at the Gateway Bank & Trust Operations Center, 5100 Alabama Highway (in the Ingles Shopping Center), Ringgold, Georgia 30736.

RECORD DATE AND MAILING DATE

     The close of business on __________, 200__, is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about ____________, 200__.

NUMBER OF SHARES OUTSTANDING

     As of the close of business on the record date, Gateway had 10,000,000 shares of common stock, $5.00 par value, authorized, of which ________ shares were issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

PURPOSE OF SPECIAL MEETING

     The purpose of the special meeting is for shareholders to vote on an Agreement and Plan of Reorganization (the "Plan") providing for the merger of Gateway Interim Corporation with and into Gateway, with Gateway surviving the merger and the holders of 499 or fewer shares of Gateway common stock receiving $37.00 in cash in exchange for each of their shares of such stock. The text of the Plan is set forth in Appendix A to the enclosed proxy statement. The
                               -----------
Reorganization is designed to take Gateway private by reducing its number of shareholders of record below 300. Shareholders will also vote on a proposal to allow the special meeting to be adjourned to another time and date in the event such action is necessary for the board of directors to solicit additional proxies in favor of the proposal to approve the Plan.

DISSENTERS' RIGHTS

     Shareholders are entitled to dissenters' rights in connection with the Plan. See "Description of the Plan-Dissenters' Rights."

PROCEDURES FOR VOTING BY PROXY

     If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the approval of the Plan, FOR the adjournment proposal and in the best judgment of the persons appointed as proxies on all other matters that are unknown to us as of a reasonable time prior to this solicitation and that are properly brought before the special meeting.

     You can revoke your proxy at any time before it is voted by delivering to Gateway's Corporate Secretary, at 5102 Alabama Highway, Ringgold, Georgia 30736, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

REQUIREMENTS  FOR  SHAREHOLDER  APPROVAL

     A quorum will be present at the meeting if a majority of the outstanding shares of Gateway common stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Approval of the Plan requires the affirmative vote of a majority of the votes entitled to be cast on the Plan. The adjournment proposal and any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than are voted against the matter. On September 30, 2004, Gateway's directors and executive officers owned, directly or indirectly, 266,965 shares, representing approximately 34.4%, of the outstanding shares of common stock as of that date. Each of the directors and executive officers has indicated that he intends to vote his shares in favor of the Plan and the adjournment proposal.

     Abstentions. A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Based on the 652,638 shares outstanding as of the record date, a quorum will consist of 326,320 shares represented either in person or by proxy. This also represents the minimum number of votes required to be cast in favor of the Plan in order to approve it. Assuming only the minimum number of shares necessary to constitute a quorum are present in person or by proxy at the special meeting, and assuming one of those shares is subject to a proxy marked as an abstention, the Plan proposal would not pass because it would not have received the affirmative vote of a majority of the votes entitled to be cast at the meeting. As a result, such an abstention would effectively function as a vote against the Plan, even though it would not be counted in the voting tally as such. On the other hand, abstentions will not affect the outcome of any other proposal properly brought before the meeting because only a majority of the votes actually cast must be voted in favor of such a proposal.

     Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain a broker vote on one or more proposal but no vote on others are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Based on the same reasoning that applies to abstentions as discussed above, broker non-votes will effectively function as votes against the Plan but will not affect the outcome of any other proposal(s) at the special meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by our board of directors, and Gateway will pay the cost of the proxy solicitation. In addition, our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.


                             DESCRIPTION OF THE PLAN

THE REORGANIZATION

Structure

     The Plan provides for the merger of Gateway Interim Corporation ("Interim") with and into Gateway, with Gateway surviving the merger. Interim is a new Georgia corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning 499 or fewer shares of Gateway common stock will receive $37.00 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

Effect on Shareholders

     A shareholder who owns 499 or fewer shares of Gateway common stock "of record" will receive $37.00 per share in cash in the Reorganization, while a record holder of more than 499 shares will be unaffected. A shareholder "of record" is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds four separate certificates individually, as a joint tenant with someone else, as trustee and in an IRA, those certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in "street name" on a shareholder's behalf are held of record by the broker. Because SEC rules require that we count "record holders" for purposes of determining our reporting obligations, our Plan is based on the number of shares held of record without regard to the ultimate control of the shares.

     As a result, a single shareholder with more than 499 shares held in various accounts could receive cash in the Reorganization for all of his or her shares if those accounts individually hold 499 or fewer shares. To avoid this, the shareholder would need to consolidate his or her ownership into a single form of ownership representing more than 499 shares. The acquisition of additional shares prior to the effective date of the Reorganization is also permitted.

Effect on Outstanding Stock Options

     The holders of outstanding stock options issued by Gateway will continue to hold those securities. The terms of the options will not be affected by the Reorganization.

Legal Effectiveness

     As soon as practicable after shareholder approval of the Plan, we will file articles or a certificate of merger with the Georgia Secretary of State and will send a Letter of Transmittal to all record holders of Gateway common stock who are entitled to receive cash in the Reorganization. The Reorganization will be effective upon filing of the articles or certificate of merger with the Georgia Secretary of State. We anticipate that this will occur in the first quarter of 2005.

     On the effective date of the Reorganization, each shareholder who owns 499 or fewer shares of record immediately prior to the Reorganization will not have any rights as a Gateway shareholder and will have only the right to receive cash as provided under the Plan.

Exchange of Stock Certificates for Cash

     The Letter of Transmittal will provide the means by which shareholders will surrender their Gateway stock certificates and obtain the cash to which they are entitled. If certificates evidencing the Gateway common stock have been lost or destroyed, Gateway may, in its full discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to Gateway in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder will be required to submit, in addition to other documents, a bond or other security, satisfactory to the board, indemnifying Gateway and all other persons against any losses occurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact Gateway. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the Reorganization becomes effective.

     Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their certificates for cash in the Reorganization. Gateway will bear these costs.

     THE LETTER OF TRANSMITTAL WILL BE SENT TO SHAREHOLDERS PROMPTLY AFTER THE EFFECTIVE DATE OF THE REORGANIZATION. DO NOT SEND IN YOUR STOCK CERTIFICATE(S) UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL. ASSUMING YOU SUBMIT YOUR STOCK CERTIFICATE(S) PROMPTLY THEREAFTER, WE EXPECT THAT YOU WILL RECEIVE YOUR CASH PAYMENT WITHIN APPROXIMATELY FOUR WEEKS AFTER THE EFFECTIVE DATE OF THE REORGANIZATION.

Conditions and Regulatory Approvals

     Aside from shareholder approval of the Plan, the Reorganization is not subject to any conditions or regulatory approvals.

Termination of Securities Exchange Act Registration

     Gateway's common stock is currently registered under the Securities Exchange Act. We will be permitted to terminate our registration once we can certify that Gateway has fewer than 300 shareholders of record. Upon the completion of the Reorganization, Gateway will have approximately 261 shareholders of record. We intend to apply for termination of the registration of Gateway's common stock under the Securities Exchange Act as promptly as possible after the effective date of the Reorganization.

     Termination of registration under the Securities Exchange Act will substantially reduce the information required to be furnished by Gateway to its shareholders and to the Securities and Exchange Commission and would make some of the provisions of the Securities Exchange Act, such as the short-swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a) and required compliance with the Sarbanes-Oxley Act, no longer applicable to Gateway. Furthermore, Gateway's affiliates may be deprived of the ability to dispose of their Gateway common stock under Rule 144 promulgated under the Securities Act of 1933.

     We estimate that termination of the registration of Gateway common stock under the Securities Exchange Act will save Gateway over $260,000 per year in legal, accounting, printing, management time and other expenses per year. See "Special Factors - Effects of the Reorganization on Gateway."

SOURCE OF FUNDS AND EXPENSES

     We estimate that approximately $2.3 million will be required to pay for the shares of Gateway common stock exchanged for cash in the Reorganization. We intend to finance the Reorganization with funds available through a new line of credit. We anticipate that the line of credit will be secured by the common stock of our bank subsidiary and will involve a principal amount of $2.3 million, interest payments at a rate of 100 basis points below prime, and interest-only payments for the first two years of the 12-year term. If the line of credit becomes unavailable, which we do not anticipate, we will explore other means of raising capital, including the issuance of trust preferred securities or other indebtedness.

     Additionally, Gateway will pay all of the expenses related to the Reorganization. We estimate that these expenses will be as follows:

SEC filing fees             $   460
Legal fees                   50,000
Financial advisory fees       9,500
Printing and mailing costs   13,000
Miscellaneous                    40
                            -------
     Total                  $73,000
                            =======

DISSENTERS' RIGHTS

     Pursuant to the provisions of the Georgia Business Corporation Code, Gateway's shareholders have the right to dissent from the Plan and to receive the fair value of their shares in cash. Holders of Gateway common stock who fulfill the requirements described below will be entitled to assert dissenters' rights. Shareholders considering initiation of a dissenters' proceeding should review this section in its entirety. A dissenters' proceeding may involve litigation.

Preliminary Procedural Steps

     Pursuant  to  the  provisions  of  Article  13  of  the  Georgia  Business
Corporation  Code,  if  the  Plan  is  consummated,  you  must:

     - Give to Gateway, prior to the vote at the special meeting with respect to the approval of the Plan, written notice of your intent to demand payment for your shares of Gateway common stock (hereinafter referred to as "shares");

     -    Not  vote  in  favor  of  the  Plan;  and

     - Comply with the statutory requirements summarized below. If you perfect your dissenters' rights, you will receive the fair value of your shares as of the effective date of the Reorganization.

     You may assert dissenters' rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify Gateway in writing of the name and address of each person on whose behalf you are asserting dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder's other shares were registered in the names of different shareholders.

Written Dissent Demand

     Voting against the Plan will not satisfy the written demand requirement. In addition to not voting in favor of the Plan, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the Reorganization is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of the Plan and will not be entitled to assert dissenters' rights.

     Any written objection to the Plan satisfying the requirements discussed above should be addressed to Gateway Bancshares, Inc., 5102 Alabama Highway, Ringgold, Georgia 30736, Attn: Corporate Secretary.

     If the shareholders of Gateway approve the Plan at the special meeting, Gateway must deliver a written dissenters' notice (the "Dissenters' Notice") to all of its shareholders who satisfy the foregoing requirements. The Dissenters' Notice must be sent within ten (10) days after the effective date of the Reorganization and must:

     - State where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

     - Inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received; - Set a date by which Gateway must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered); and

     - Be accompanied by a copy of Article 13 of the Georgia Business Corporation Code.

     A record shareholder who receives the Dissenters' Notice must demand payment and deposit his or her certificates with Gateway in accordance with the Dissenters' Notice. Dissenting shareholders will retain all of the rights of a shareholder until those rights are cancelled or modified by the consummation of the Reorganization. A record shareholder who does not demand payment or deposit his or her share certificates as required, each by the date set in the Dissenters' Notice, is not entitled to payment for his or her shares under
Article  13  of  the  Georgia  Business  Corporation  Code.

     Except as described below, Gateway must, within 10 days of the later of the effective date of the Reorganization or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount Gateway estimates to be the fair value of the shares, plus accrued interest from the effective date of the Reorganization. Gateway's offer of payment must be accompanied by:

     -    Recent  financial  statements  of  Gateway;

     -    Gateway's  estimate  of  the  fair  value  of  the  shares;

     -    An  explanation  of  how  the  interest  was  calculated;

     - A statement of the dissenter's right to demand payment under Section 14-2-1327 of the Georgia Business Corporation Code; and

     -    A  copy  of  Article  13  of  the  Georgia  Business Corporation Code.

     If the dissenting shareholder accepts Gateway's offer by written notice to Gateway within 30 days after Gateway's offer, Gateway must pay for the shares within 60 days after the later of the making of the offer or the effective date of the Reorganization.

     If the Reorganization is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, Gateway must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Gateway must send a new Dissenters' Notice if the Reorganization is consummated after the return of certificates and repeat the payment demand procedure described above.

     Section 14-2-1327 of the Georgia Business Corporation Code provides that a dissenting shareholder may notify Gateway in writing of his or her own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate, if:

     - He or she believes that the amount offered by Gateway is less than the fair value of his or her shares or that Gateway has calculated incorrectly the interest due; or

     - Gateway, having failed to consummate the Reorganization, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     A  dissenting  shareholder  waives his or her right to demand payment under
Section 14-2-1327 unless he or she notifies Gateway of his or her demand in writing within 30 days after Gateway makes or offers payment for the dissenting shareholder's shares. If Gateway does not offer payment within 10 days of the later of the Reorganization's effective date or receipt of a payment demand, then the shareholder may demand the financial statements and other information required to accompany Gateway's payment offer, and Gateway must provide such information within 10 days after receipt of the written demand. The shareholder may notify Gateway of his or her own estimate of the fair value of the shares and the amount of interest due, and may demand payment of that estimate.

Litigation

     If a demand for payment under Section 14-2-1327 remains unsettled, Gateway must commence a nonjury equity valuation proceeding in the Superior Court of Catoosa County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If Gateway does not commence the proceeding within those 60 days, the Georgia Business Corporation Code requires Gateway to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Gateway is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

     The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Gateway, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under
Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Gateway if the court finds
Gateway did not substantially comply with the requirements of specified provisions of Article 13 of the Georgia Business Corporation Code, or against either Gateway or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the Georgia Business Corporation Code.

     If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against Gateway, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters' rights may be brought more than three years after the effective date of the Reorganization, regardless of whether notice of the Plan and of the right to dissent were given by Gateway in compliance with the Dissenters' Notice and payment offer requirements.

     This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Article 13 of the Georgia Business Corporation Code, included as Appendix B to this proxy statement. If you intend
                               ----------
to dissent from approval of the Plan, you should review carefully the text of Appendix B and should also consult with your attorney. We will not give you any
-----------
further notice of the events giving rise to dissenters' rights or any steps associated with perfecting dissenters' rights, except as indicated above or otherwise required by law.

     We have not made any provision to grant you access to any of the corporate files of Gateway, except as may be required by the Georgia Business Corporation Code, or to obtain legal counsel or appraisal services at the expense of Gateway.

     Any dissenting shareholder who perfects his or her right to be paid the "fair value" of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "Special Factors-Federal Income Tax Consequences of the Reorganization."

                  INFORMATION ABOUT GATEWAY AND ITS AFFILIATES

OVERVIEW

     Gateway Bancshares, Inc. was incorporated in Georgia in 1995 to operate as a bank holding company and to purchase 100% of the issued and outstanding stock of Gateway Bank & Trust, a Georgia state bank headquartered in Ringgold, Catoosa County, Georgia (the "Bank"). The Bank opened for business in 1995. As of September 30, 2004, Gateway had $165.06 million in consolidated assets, $142.34 million in deposits and $12.62 million in shareholders' equity.

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Gateway after the Reorganization will be the same as the directors and executive officers of Gateway immediately prior to the Reorganization. The board of directors consists of seven members with one-year terms. The following table shows information regarding the members of our board of directors. The ages shown are as of October 31, 2004.


                            DIRECTOR
NAME (AGE)                    SINCE             POSITIONS AND BUSINESS INFORMATION
----------                  ---------           ----------------------------------

William H. H. Clark (68). .      1995  Mr. Clark is the Vice President of Ringgold Mining
                                       and Manufacturing.  He was also the President of
                                       J.H. Clark Farms, Inc. from 1985-2000.  Mr. Clark
                                       served as a State Representative from 1996-2000,
                                       and he served in the military from 1960-1990.

Jeanette Wilson Dupree (65)      1995  Ms. Dupree is a retired licensed insurance agent.
                                       She was employed by Keith Michaels, an agent for
                                       State Farm Insurance Company, from 2001-2003.
                                       From 1967-2001, Ms. Dupree was employed as
                                       Office Manager for Raymond Dupree, an agent for
                                       State Farm Insurance Company.

James A. Gray, Sr. (62) . .      1996  Mr. Gray is an automobile dealer and President of
                                       Carco Motor Company, Inc.

Harle B. Green (58) . . . .      1995  Mr. Green is Chairman of the Board of Directors and
                                       Chief Financial Officer of Gateway and Gateway
                                       Bank & Trust, respectively.

Danny Ray Jackson (50). . .      2001  Mr. Jackson is an automobile dealer and has served
                                       as President of Walter Jackson Chevrolet, Inc. since
                                       2001.  Prior to that time, Mr. Jackson was the Vice
                                       President of Walter Jackson Chevrolet, Inc.

Ernest Kresch (44). . . . .      1995  Mr. Kresch is a Podiatrist.  He served at Advanced
                                       Foot Care from 1987-2001.  Since 2001, Mr. Kresch
                                       has served as chief manager of H&K Properties,
                                       LLC.

                            DIRECTOR
NAME (AGE)                    SINCE             POSITIONS AND BUSINESS INFORMATION
----------                  ---------           ----------------------------------

Robert G. Peck (53) . . . .      1996  Mr. Peck serves as President & Chief Executive
                                       Officer of Gateway and Gateway Bank & Trust.

Non-Director Executive Officers

     The persons described below are executive officers who do not serve on our board of directors.

Name                Age                      Business Information
----                ---                      --------------------

Jeffrey R. Hensley  52   Mr. Hensley has served as Assistant Secretary and Senior Vice
                             President of Gateway and Gateway Bank & Trust,
                             respectively, since 1997.

Boyd M. Steele      55       Mr. Steele has served as Secretary and Executive Vice
                             President of Gateway and Gateway Bank & Trust,
                             respectively, since 1996.

     During the past five years, none of the above named persons has been convicted in a criminal proceeding or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him or her from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

STOCK OWNERSHIP BY AFFILIATES

     The following table sets forth the number and the percentage ownership of shares of Gateway common stock beneficially owned by each director, executive officer, and 5% shareholder of Gateway and by all directors and executive officers as a group as of December 31, 2004.

     The table also sets forth the number and approximate percentage of shares of Gateway common stock that the persons named in the table would beneficially own after the effective date of the Reorganization on a pro forma basis, assuming no changes in ownership between December 31, 2004 and the effective date of the Reorganization.

     Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power" which includes the power to dispose or to direct the disposition of such security. The number of shares beneficially owned also includes any shares the person has the right to acquire within the next 60 days (in this case, pursuant to the exercise of options). Unless otherwise indicated, each person is the record owner of and has sole voting and investment power over his or her shares.

                                           Percent Beneficial Ownership
                                         ---------------------------------
                Amount and Nature of       Before the         After the
      Name      Beneficial Ownership     Reorganization     Reorganization
      ----      --------------------     --------------     --------------
Directors
-------------------------------------
William H. H. Clark . . . . . . . . .    24,050 (1)    3.6%   4.0%
Jeanette Wilson Dupree. . . . . . . .    29,855 (2)    4.5%   4.9%
James A. Gray, Sr.. . . . . . . . . .    59,550 (3)    8.9%   9.9%
Harle B. Green. . . . . . . . . . . .    32,350 (4)    4.8%   5.3%
Danny R. Jackson. . . . . . . . . . .     4,760 (5)      *      *
Ernest Kresch.. . . . . . . . . . . .    47,050 (6)    7.1%   7.8%
Robert G. Peck. . . . . . . . . . . .    25,350 (7)    3.8%   4.2%

Executive Officers Who are Not
------------------------------
Directors
---------
Jeffrey R. Hensley. . . . . . . . . .    20,350 (8)    3.1%   3.4%
Boyd M. Steele. . . . . . . . . . . .    23,650 (9)    3.5%   3.9%

5% Shareholders
---------------
Jack Joseph Babb. . . . . . . . . . .   36,850 (10)    5.5%   6.1%

All directors and executive officers.  266,965 (11)  34.4 %  37.4%
 as a group (9 persons)


_______________________________
*     Represents less than 1 percent.

      (1)   Includes 10,500 shares held of record by Ringgold Mining & Manufacturing
            Co., Inc., as to which beneficial ownership is shared, and 13,550 shares
            Subject to options.
      (2)   Includes 9,500 shares owned jointly with her spouse; 2,290 shares held in her IRA; 3,265 shares held in an IRA for the benefit of her spouse, as to which beneficial ownership is shared; and 13,550 shares subject to options.
      (3)   Includes 46,000 shares held jointly with his spouse and 13,550 shares subject to options.
      (4)   Includes 3,300 shares held jointly with his spouse; 12,000 shares held in his
            IRA; 100 shares held by his spouse as custodian, as to which beneficial ownership is shared; and 16,950 shares subject to options.
      (5)   Includes 2,000 shares held jointly with his spouse; 1,485 shares held in his IRA; and 275 shares held in an IRA for the benefit of his spouse, as to which beneficial ownership is shared.
      (6)   Includes 2,000 shares held in a Simplified Employee Pension Plan for his benefit and 13,550 shares subject to options.
      (7)   Includes 5,000 shares held in his IRA and 20,350 shares subject to options.
      (8)   Includes 3,800 shares held jointly with his spouse; 3,000 shares held in his IRA; and 13,550 shares subject to options.
      (9)   Includes 5,000 shares held in his IRA and 18,650 shares subject to options.


                                       45

      (10)  Includes 7,500 shares held jointly with his spouse; 7,500 shares held in his
            IRA; 7,500 shares held by his spouse, as to which beneficial ownership is shared; 800 shares held by his spouse in custodial accounts, as to which beneficial ownership is shared; and 13,550 shares subject to options.
      (11)  Includes 137,250 shares subject to options.

RECENT AFFILIATE TRANSACTIONS IN GATEWAY STOCK

     The following table shows all transactions in Gateway common stock for which consideration was paid involving Gateway and its executive officers, directors and affiliates during the past two years or since becoming an affiliate, whichever is later.

Name                  Date    No of Shares  Price per Share         Where/How Effected
----                  ----    ------------  ----------------        ------------------

Ernest Kresch . . .  10/7/02         1,000  $          14.00  Purchase from another
                                                              shareholder

Harle Green . . . .  8/17/04           100                --  Transfer from spouse as
                                                              custodian to joint ownership
                                                              with spouse

Danny Jackson . . .  8/17/04         1,000                --  Transfer from direct custody to
                                                              joint with spouse

Gateway Bank 401(k)  9/28/04           200  $          23.75  Purchase from another
                                                              shareholder

Gateway Bank 401(k)  9/22/04           100  $          23.75  Purchase from another
                                                              shareholder

Gateway Bank 401(k)   7/6/04           130  $          23.75  Purchase from another
                                                              shareholder

Gateway Bank 401(k)  3/19/04           300  $          20.00  Purchase from another
                                                              shareholder

Gateway Bank 401(k)  9/26/03           800  $          16.29  Purchase from another
                                                              shareholder

Gateway Bank 401(k)  9/27/02         1,000  $          13.43  Purchase from another
                                                              shareholder

STOCK PURCHASES BY GATEWAY

     During the past two years, Gateway has repurchased the following shares of its common stock.

         Quarter      No. of Shares      Range of Prices      Average Price Paid
         -------      -------------      ---------------      ------------------

2nd Quarter 2003         40,250              $17.72                 $17.72

MARKET FOR COMMON STOCK AND DIVIDENDS

     The following table shows the quarterly high and low trading prices and cash dividends for the Gateway common stock for the periods indicated. There is not an organized trading market for Gateway's common stock, and we do not expect that an active market for Gateway common stock will develop after the Reorganization. The common stock has never been listed on an exchange or quotation system. We will not take any steps to cause the shares of Gateway common stock to become eligible for trading on an exchange or automated quotation system after the Reorganization, and Gateway will not be required to file reports under the Securities Exchange Act of 1934.


Quarter                               High    Low    Dividend
-----------------------------------  ------  ------  ---------

2005
----
 First (through January 5, 2005)     $23.75  $23.75         --

2004
----
 Fourth (through November 16, 2004)  $23.75  $23.75         --
 Third                               $23.75  $23.75         --
 Second                              $20.00  $20.00  $     .23
 First                               $20.00  $20.00         --

2003
----
 Fourth                              $17.72  $17.72         --
 Third                               $18.00  $16.29         --
 Second                              $17.72  $17.72         --
 First                               $14.00  $14.00         --

DESCRIPTION OF COMMON STOCK

     Pursuant to the Plan, the articles of incorporation of Gateway will be the articles of incorporation of the surviving corporation. The surviving corporation's authorized capital will consist of 10,000,000 shares of voting common stock, $5.00 par value.

     As of the record date, 652,638 shares of Gateway common stock were issued and outstanding and were held of record by approximately 664 shareholders. We estimate that the number of shares of Gateway common stock outstanding after the Reorganization will be approximately 590,544. The exact change in the number of outstanding shares will depend on the number of shares that shareholders exchange for cash. As of the record date, no shares of Gateway preferred stock were authorized, issued or outstanding.

     The rights of Gateway shareholders will be governed by the Georgia Business Corporation Code and Gateway's articles of incorporation and bylaws. Gateway's articles of incorporation and its bylaws provide specific approval requirements for business combinations or reorganizations. The requirements provide that if two-thirds of the directors approve, then the transaction requires approval by the holders of a majority of the outstanding shares. If less than two-thirds of the directors approve, then the transaction requires approval by the holders of two-thirds of the outstanding shares.

     Generally, we may issue additional shares of Gateway common stock without regulatory or shareholder approval, and common stock may be issued for cash or other property. Gateway common stock will not be subject to liability for further calls or assessments by Gateway or the Bank and will not be subject to any redemption, sinking fund or conversion provisions.

     Holders of Gateway common stock will be entitled to one vote per share on all matters requiring a vote of shareholders. The holders of shares of Gateway common stock will be entitled to dividends and other distributions as and when declared by the Board of Directors out of legally available assets. Gateway may pay dividends in cash, property or shares of common stock, unless Gateway is insolvent or the dividend payment would render it insolvent.

     Gateway's articles of incorporation and bylaws provide that if a director or officer of Gateway has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of Gateway, the Georgia Business Corporation Code would require that it indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. The Code expressly allows Gateway to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

     The indemnification provisions in Gateway's articles of incorporation and bylaws require Gateway to indemnify and hold harmless each of its directors, officers, employees and agents to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Gateway, against expenses (including, but not limited to, attorneys' fees and disbursements, court costs and expert witness fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. Indemnified persons would also be entitled to have Gateway advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts must be repaid.

     Gateway's articles of incorporation limit the liability of a director to Gateway or its shareholders for any breach of duty as a director except for a breach of duty for which the Georgia Business Corporation Code prohibits such limitation of liability. This provision does not limit the right of Gateway or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

DIVIDEND POLICY

     The holders of shares of Gateway common stock will be entitled to dividends and other distributions as and when declared by the board of directors out of assets legally available therefor. Dividends may be paid in cash, property or shares of common stock unless Gateway is insolvent or the dividend payment would render it insolvent. See "-Market Price for Common Stock and Dividends" for the amounts of dividends Gateway has historically paid.

     Although the Board of Directors intends that we will continue to pay an annual cash dividend, our ability to pay cash dividends is influenced, and in the future could be further influenced, by bank regulatory policies or agreements and by capital guidelines. Accordingly, the actual amount and timing of future dividends, if any, will depend upon, among other things, future earnings, the financial condition of Gateway Bank & Trust and Gateway, the amount of cash on hand at the holding company level, outstanding debt obligations and limitations on the payment of dividends on any debt obligations, and the requirements imposed by regulatory authorities.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

     To be included in the Company's 2005 proxy statement, shareholder proposals submitted for consideration at the 2005 annual meeting of shareholders must have been received by the Company no later than November 29, 2004. Proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any proposal contained for which notice has not been received prior to February 9, 2005. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals to be included in the Company's 2005 proxy statement. However, if the Reorganization is completed and we terminate the registration of our common stock, we will no longer be subject to these SEC regulations.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following historical financial data is derived from, and qualified by reference to, Gateway's Consolidated Financial Statements and the Notes thereto included in its Annual Report on Form 10-KSB for the year ended December 31, 2003 and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004. You should read the selected financial data set forth below in conjunction with the foregoing financial statements and notes and in the context of "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the annual and quarterly reports listed above. The portions of our annual and quarterly reports described above are attached as Appendices E and F to this proxy statement.
---------------------


                                        Year Ended December 31,
                                        -----------------------
(In thousands except per share data)      2003           2002
                                        ---------      --------
                                        $103,183   $103,183
Net interest income                     $  5,399      4,651
Provision for loan losses                    624        436
Other income                               2,043      1,481
Other expense                              4,412      3,804
Income taxes                                (834)      (638)
Net earnings                            $  1,572      1,255

PER COMMON SHARE
Basic earnings per share                $   2.35       1.84
Diluted earnings per share                  2.19       1.81
Cash dividends declared                        0          0
Book value                              $  17.10      15.25

AT YEAR END
Loans, net                              $116,893     92,606
Earning assets                           155,224    129,691
Assets                                   169,318    141,472
Deposits                                 148,081    121,991
Shareholders' equity                    $ 11,159     10,396
Common shares outstanding                    653        682

AVERAGE BALANCES
Loans                                   $103,183     82,598
Earning assets                           135,769    114,172
Assets                                   144,342    120,861
Deposits                                 126,014    105,958
Shareholders' equity                    $ 10,444     10,148
Weighted average shares outstanding          669        682

KEY PERFORMANCE RATIOS
Return on average assets                    1.09%      1.04%
Return on average shareholders' equity     14.58%     13.14%
Dividend payout ratio                          -          -
Average equity to average assets            7.47%      7.90%
Ratio of earnings to fixed charges          1.81       1.64

                                                      For the Nine Months
                                                      Ended September 30,
                                                     --------------------
(In thousands except per share data)                   2004        2003
                                                     ---------  ---------
                                                     $123,224   $123,224
Net interest income                                  $  5,138      4,006
Provision for loan losses                                 545        460
Other income                                            1,419      1,492
Other expense                                           3,790      3,316
Income taxes                                              771        589
Net earnings (loss)                                  $  1,451      1,133

PER COMMON SHARE
Basic earnings per share                             $   2.22       1.68
Diluted earnings per share                               2.00       1.59
Cash dividends declared                                   .23         --
Book value                                           $  19.33      16.32

AT PERIOD END
Loans, net                                           $126,051    107,359
Earning assets                                        158,376    144,480
Assets                                                165,065    149,552
Deposits                                              142,339    131,890
Shareholders' equity                                 $ 12,618     10,698
Common shares outstanding                                 653        656

AVERAGE BALANCES
Loans                                                $123,224     98,514
Earning assets                                        155,893    133,734
Assets                                                165,311    143,870
Deposits                                              142,167    125,721
Shareholders' equity                                 $ 11,841     10,563
Weighted average shares outstanding                       653        674

KEY PERFORMANCE RATIOS
Return on average assets (annualized)                    1.17%      1.05%
Return on average shareholders' equity (annualized)     16.34%     14.30%
Dividend payout ratio                                    7.75%        --
Average equity to average assets                         7.16%      7.34%
Ratio of earnings to fixed charges                       2.03       1.80

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated balance sheet as of September 30, 2004 (the "Pro Forma Balance Sheet"), and the unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2004, and for the year ended December 31, 2003 (collectively, the "Pro Forma Statements of Operations"), show the pro forma effect of the Reorganization. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the Reorganization occurred at September 30, 2004, while the pro forma adjustments to the Pro Forma Statements of Operations are computed as if the Reorganization were consummated on January 1, 2003, the earliest period presented. The following financial statements do not reflect any anticipated cost savings that may be realized by Gateway after consummation of the Reorganization.

     The pro forma information does not purport to represent what Gateway's results of operations actually would have been if the Reorganization had occurred on January 1, 2003.

                                  GATEWAY BANCSHARES, INC. AND SUBSIDIARY
                                   PRO FORMA CONSOLIDATED BALANCE SHEET
                                            SEPTEMBER 30, 2004
                                          (DOLLARS IN THOUSANDS)
                                                (UNAUDITED)

                                             Gateway                                             Pro Forma
                                            Historical        Pro Forma Adjustments              Combined
                                           ------------       ---------------------              ----------
ASSETS
Cash and due from banks                    $     4,916   (3)                                47      4,869
Federal funds sold                               2,600                                              2,600
                                           ------------       --------------------------------------------
        Cash and cash equivalents                7,516                                      47      7,469
Securities available for sale                   24,300                                             24,300
Other investments                                  509                                                509
Loans                                          126,051                                            126,051
Premises and equipment                           3,152                                              3,152
Other assets                                     3,537                                              3,537
                                           ------------       --------------------------------------------
          Total assets                         165,065                                      47    165,018
                                           ============       ============================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
        Non-interest bearing                    14,390                                             14,390
        Interest bearing                       127,949                                            127,949
                                           ------------       --------------------------------------------
        Total deposits                         142,339                                            142,339

Accrued expenses and other liabilities             856                                                856
Other borrowed funds                             9,252   (2)                             2,297     11,549
                                           ------------       --------------------------------------------

          Total liabilities                    152,447                                   2,297    154,744

Shareholders' equity:
Common stock, $5 par                             3,263   (1)                    310                 2,953
Additional paid-in capital                       3,416   (1)                  1,987                 1,429
Retained earnings                                5,940   (3)                     47                 5,893
Accumulated other comprehensive income              (1)                                                (1)
                                           ------------       --------------------------------------------
Total shareholders' equity                      12,618                        2,344                10,274
                                           ------------       --------------------------------------------

Total liabilities and equity                   165,065                        2,344      2,297    165,018
                                           ============       ============================================


1) Assumes retirement of 62,094 shares at $37.00 per share
2) Issuance of $2.3 million new debt to
   finance reorganization
3) Estimated reorganization expenses of
   $73 and net tax  effect of $26

Shares outstanding                                 653                                     (62)       591
Book value per share                       $     19.33                                   (1.95)  $  17.38
==========================================================================================================

See accompanying notes to pro forma consolidated financial statements.

                                     GATEWAY BANCSHARES, INC. AND SUBSIDIARY
                              PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                   (UNAUDITED)

                                                        Gateway
                                                      Historical        Pro Forma Adjustments          Pro Forma
                                                      -----------       ----------------------         ----------

Interest income                                             7,203                                           7,203
Interest expense                                            2,065  (1)                      69              2,134
                                                      -----------       -----------------------------------------
        Net interest income                                 5,138                           69              5,069

Provision for loan losses                                     545                                             545
Other income                                                1,419                                           1,419
Other expense                                               3,790                                           3,790
                                                      -----------       -----------------------------------------
        Earnings before taxes                               2,222                           69              2,153
        Income tax expense                                    771  (2)                                 24     747
                                                      -----------       -----------------------------------------

        Net earnings                                        1,451                           69         24   1,406
                                                      ===========       =========================================

1) Increase in interest expense on $2.3 million new borrowed funds at 4.0%.
2)  Income tax effect using effective rate of 35%.


Basic earnings per share                              $      2.22       $                  .16               2.38
Diluted earnings per share                            $      2.00       $                  .12               2.12

Weighted average shares:
        Basic                                                 653                                     (62)    591
        Diluted                                               725                                     (62)    663

See accompanying notes to pro forma consolidated financial statements.

                                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY
                                  PRO FORMA CONSOLIDATED STATEMENTS OF  INCOME
                                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                  (UNAUDITED)

                                                       Gateway
                                                      Historical       Pro Forma Adjustments              Pro Forma
                                                      ----------       ---------------------              ----------

Interest income                                            8,282                                               8,282
Interest expense                                           2,883  (1)                     92                   2,975
                                                      ----------       ---------------------------------------------
        Net interest income                                5,399                          92                   5,307

Provision for loan losses                                    624                                                 624
Other income                                               2,043                                               2,043
Other expense                                              4,412  (2)                     73                   4,485
                                                      ----------       ---------------------------------------------
Earnings before income taxes                               2,406                         165                   2,241

Income tax expense                                           834  (3)                                50          784
                                                      ----------       ---------------------------------------------
        Net earnings                                       1,572                         165         50        1,457
                                                      ==========       =============================================

1) Increase in interest expense on $2.3 million new borrowed funds at 4.0%.
2)  Estimated reorganization expenses.
3)  Income tax effect using effective rate of 35%.


Basic earnings per share                                    2.35                         .05                    2.40
Diluted earnings per share                                  2.19                         .03                    2.22

Weighted average shares:
        Basic                                                669                                    (62)         607
        Diluted                                              719                                    (62)         657

See accompanying notes to pro forma consolidated financial statements.

                     GATEWAY BANCSHARES, INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS



(1) The unaudited pro forma consolidated balance sheet as of September 30, 2004 and consolidated statements of operations for the nine months ended September 30, 2004 and for the year ended December 31, 2003 have been prepared based on the historical consolidated balance sheets and statements of operations, which give effect to the Reorganization as if it had occurred on the earliest date presented.

(2) In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring nature.


                PROPOSAL 2:  AUTHORIZATION TO ADJOURN THE MEETING
                    TO SOLICIT ADDITIONAL VOTES FOR APPROVAL

     If at the special meeting of shareholders the number of shares of Gateway common stock voting in favor of the proposal to approve the Plan is insufficient to approve that proposal under Georgia law, our management intends to move to adjourn the meeting in order to enable our board of directors to solicit additional proxies in favor of that proposal. In that event, we will ask our shareholders to vote only upon the adjournment proposal.

     In the adjournment proposal, we are asking our shareholders to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting management the discretionary authority to adjourn the special meeting and any later adjournments of that meeting to a later date in order to enable our board to solicit additional proxies in favor of the proposal to approve the Plan if that proposal initially lacks a sufficient number of shares voting in its favor. If our shareholders approve the adjournment proposal, our management could adjourn the meeting and any adjourned session of the meeting to a later date and use the additional time to solicit additional proxies in favor of the proposal to approve the Plan, including solicitation of proxies from shareholders that have previously voted against that proposal. Among other things, approval of the adjournment proposal could mean that, even if we have received proxies representing a sufficient number of votes to defeat the Plan, our management could adjourn the meeting without a vote on that proposal and seek during that period to convince the holders of those shares to change their votes in favor of that proposal.

VOTE REQUIRED FOR APPROVAL

     The adjournment proposal must receive more affirmative votes than negative votes in order to be approved.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Our Board of Directors believes that if the number of shares of Gateway common stock voting in favor of the Plan is insufficient for approval, it is in the best interest of Gateway and our shareholders to enable our board of directors to continue to seek additional votes in favor of the Plan proposal in order to obtain its approval. As a result, the board of directors recommends that our shareholders vote FOR the adjournment proposal.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC's public reference facilities located at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of these reports and other information can also be obtained by mail at prescribed rates from the SEC at the address provided above, via telephone at 1-800-SEC-0330 or via the SEC's website at www.sec.gov.

     We have a filed a Schedule 13E-3 under the Exchange Act in connection with the Reorganization. This Proxy Statement does not contain all the information contained in the Schedule 13E-3 because certain portions have been omitted in accordance with SEC rules and regulations. The Schedule 13E-3 is available at the SEC for inspection and copying as described above.

                                   APPENDIX A
                                   ----------

                      AGREEMENT AND PLAN OF REORGANIZATION

                      AGREEMENT AND PLAN OF REORGANIZATION




THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Plan of Reorganization") is made and entered into as of the 17th day of November, 2004, by and between Gateway Bancshares, Inc. ("Gateway"), a bank holding company organized under the laws of the State of Georgia, and Gateway Interim Corporation ("Interim"), a Georgia corporation.

                                   WITNESSETH
                                   ----------

     WHEREAS, Gateway and Interim have determined that in order to effect a recapitalization of Gateway resulting in the suspension of its duties to file reports with the Securities and Exchange Commission, Gateway should cause Interim to be organized as a Georgia corporation for the sole purpose of merging with and into Gateway, with Gateway being the surviving corporation;

     WHEREAS, the authorized capital stock of Gateway consists of 10,000,000 shares of common stock ("Gateway Common Stock"), $5.00 par value, of which 652,638 shares are issued and outstanding;

     WHEREAS, the authorized capital stock of Interim consists of 1,000 shares of common stock ("Interim Common Stock"), $0.01 par value, of which 100 shares are issued and outstanding;

     WHEREAS, the respective Boards of Directors of Gateway and Interim deem it advisable and in the best interests of Gateway and Interim and their respective shareholders that Interim be merged with and into Gateway;

     WHEREAS, the respective Boards of Directors of Gateway and Interim, by resolutions duly adopted, have approved and adopted this Plan of Reorganization and directed that it be submitted to the respective shareholders of Gateway and Interim for their approval; and

     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and for the purpose of stating the method, terms and conditions of the merger provided for herein, the mode of carrying the same into effect, the manner and basis of converting and exchanging the shares of Gateway Common Stock and Interim Common Stock as hereinafter provided, and such other provisions relating to the reorganization and merger as the parties deem necessary or desirable, the parties hereto agree as follows:


                                    SECTION 1

                                 REORGANIZATION
                                 --------------

     Pursuant to the applicable provisions of Georgia law, Interim shall be merged with and into Gateway (the "Reorganization"). Gateway shall be the survivor of the merger (the "Surviving Corporation").

                                    SECTION 2

                      EFFECTIVE DATE OF THE REORGANIZATION
                      ------------------------------------

     The merger of Interim with and into Gateway shall be effective as of the date (the "Effective Date") specified in the certificate of merger relating to the Reorganization that is filed with the Georgia Secretary of State.


                                    SECTION 3

                  LOCATION, ARTICLES AND BYLAWS, AND MANAGEMENT
                  ---------------------------------------------

     On the Effective Date:

     (a) The principal office of the Surviving Corporation shall be located at 5102 Alabama Highway, Ringgold, Georgia 30736, or such other location where Gateway is located on the Effective Date of the Reorganization.

     (b) The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the same Articles of Incorporation and Bylaws of Gateway as are in effect on the Effective Date of the Reorganization.

     (c) The directors and officers of the Surviving Corporation shall be the directors and officers of Gateway on the Effective Date of the Reorganization. All such directors and officers of the Surviving Corporation shall serve until their respective successors are elected or appointed pursuant to the Bylaws of the Surviving Corporation.


                                    SECTION 4

               EXISTENCE, RIGHTS, DUTIES, ASSETS, AND LIABILITIES
               --------------------------------------------------

     (a) As of the Effective Date of the Reorganization, the existence of Gateway shall continue in the Surviving Corporation.

     (b) As of the Effective Date of the Reorganization, the Surviving Corporation shall have, without further act or deed, all of the properties, rights, powers, trusts, duties and obligations of Gateway and Interim.

     (c) As of the Effective Date of the Reorganization, the Surviving Corporation shall have the authority to engage only in such businesses and to exercise only such powers as are provided for in the Articles of Incorporation of the Surviving Corporation, and the Surviving Corporation shall be subject to the same prohibitions and limitations to which it would be subject upon original incorporation, except that the Surviving Corporation may engage in any business and may exercise any right that Gateway or Interim could lawfully have exercised or engaged in immediately prior to the Effective Date of the Reorganization.

     (d) No liability of Gateway or Interim or of any of their shareholders, directors or officers shall be affected by the Reorganization, nor shall any lien on any property of Gateway or Interim be impaired by the Reorganization. Any claim existing or any action pending by or against Gateway or Interim may be prosecuted to judgment as if the Reorganization had not taken place, or the Surviving Corporation may be substituted in place of Gateway or Interim.


                                    SECTION 5

                    EFFECT OF MERGER ON INTERIM SHAREHOLDERS
                    ----------------------------------------

     Each share of Interim Common Stock outstanding immediately prior to the Effective Date of the Reorganization shall be cancelled and shall no longer be outstanding.


                                    SECTION 6

           MANNER AND BASIS OF CONVERTING SHARES OFGATEWAYCOMMON STOCK
           -----------------------------------------------------------

     (a)     Conversion of Shares.  The shares of Gateway Common Stock that are
             --------------------
outstanding on the Effective Date of the Reorganization, excluding those shares of Gateway Common Stock held by shareholders who have perfected dissenters' rights of appraisal under the applicable provisions of the Georgia Business Corporation Code, O.C.G.A. Sec. 14-2-1301 et seq. (the "Dissenters' Rights Provisions"), shall be converted or retained as follows:

             (1) Each share of Gateway Common Stock held by a shareholder who is the record holder of 499 or fewer shares of Gateway Common Stock shall be converted into the right to receive cash, payable by the Surviving Corporation, in the amount of $37.00 per share of Gateway Common Stock.

             (2) Each share of Gateway Common Stock held of record by a shareholder who is the holder of more than 499 shares of Gateway Common Stock shall remain outstanding and held by such shareholder.

             (3) All treasury stock held by the Company shall remain treasury stock and shall be unaffected by this Plan of Reorganization.

     (b)     Gateway Stock Options.  The Gateway Bancshares, Inc. 1999 Stock
             ---------------------
Option Plan (the "Option Plan") and the options issued thereunder that are outstanding on the Effective Date of the Reorganization shall continue to be outstanding after the Effective Date subject to the terms and conditions of the existing written documents reflecting the Option Plan and such options.
     (c)     Gateway Warrants.  Any warrants to purchase shares of Gateway
             ----------------
Common Stock that are issued and outstanding on the Effective Date of the Reorganization shall continue to be outstanding after the Effective Date subject to the terms and conditions of the applicable warrant agreements.

     (d)     Failure to Surrender Gateway Common Stock Certificates.  Until a
             ------------------------------------------------------
Gateway shareholder receiving cash in the Reorganization surrenders his or her Gateway Common Stock certificate or certificates to Gateway (or suitable arrangements are made to account for any lost, stolen or destroyed certificates according to Gateway's usual procedures), the shareholder shall not be issued the cash (or any interest thereon) that such Gateway Common Stock certificate entitles the shareholder to receive.


                                    SECTION 7

                        ACQUISITION OF DISSENTERS' STOCK
                        --------------------------------

     Gateway shall pay to any shareholder of Gateway who complies fully with the Dissenters' Rights Provisions an amount of cash (as determined and paid under the terms of such Provisions) for his or her shares of Gateway Common Stock. The shares of Gateway Common Stock so acquired shall be cancelled.


                                    SECTION 8

                                 FURTHER ACTIONS
                                 ---------------

     From time to time, as and when requested by the Surviving Corporation, or by its successors or assigns, Gateway shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such other actions, as the Surviving Corporation, or its successors and assigns, may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation, and its successors and assigns, title to and possession of all the property, rights, powers, trusts, duties and obligations referred to in Section 4 hereof and otherwise to carry out the intent and purposes of this Plan of Reorganization.


                                    SECTION 9

           CONDITIONS PRECEDENT TO CONSUMMATION OF THE REORGANIZATION
           ----------------------------------------------------------

     This Plan of Reorganization is subject to, and consummation of the Reorganization herein provided for is conditioned upon, the fulfillment prior to the Effective Date of the Reorganization of each of the following conditions:

     (a) Approval of the Plan of Reorganization by the shareholders of each of Gateway and Interim in accordance with the provisions of applicable law and the provisions of the applicable constituent's articles of incorporation, bylaws and other governing instruments;

     (b) The number of shares held by persons who have perfected dissenters' rights of appraisal pursuant to the Dissenters' Rights Provisions shall not be deemed by the Board of Directors to make consummation of this Plan of Reorganization inadvisable;

     (c) Procurement of any action, consent, approval or ruling, governmental or otherwise, which is, or in the opinion of counsel for Gateway and Interim may be, necessary to permit or enable the Surviving Corporation, upon and after the Reorganization, to conduct all or any part of the business and activities conducted by the Gateway prior to the Reorganization.

                                   SECTION 10

                                   TERMINATION
                                   -----------

     In the event that:

     (a) The number of shares of Interim Common Stock or Gateway Common Stock voted against the Reorganization shall make consummation of the Reorganization inadvisable in the opinion of the Board of Directors of Gateway or Interim;

     (b) Any action, consent, approval, opinion, or ruling required to be provided by Section 9 of this Plan of Reorganization shall not have been obtained; or

     (c) For any other reason consummation of the Reorganization is deemed inadvisable in the opinion of the Board of Directors of Gateway or Interim;

then this Plan of Reorganization may be terminated at any time before consummation of the Reorganization by written notice, approved or authorized by the Board of Directors of the party wishing to terminate, to the other party. Upon termination by written notice as provided by this Section 10, this Plan of Reorganization shall be void and of no further effect, and there shall be no liability by reason of this Plan of Reorganization or the termination hereof on the part of Gateway, Interim, or their directors, officers, employees, agents or shareholders.


                                   SECTION 11

                                AMENDMENT; WAIVER
                                -----------------

     (a) At any time before or after approval and adoption hereof by the respective shareholders of Gateway and Interim, this Plan of Reorganization may be amended by written agreement by Gateway and Interim; provided, however, that after the approval and adoption of this Plan of Reorganization by the shareholders of Gateway and Interim, no amendment reducing the consideration payable to Gateway shareholders shall be valid without having been approved by the Gateway shareholders in the manner required for approval of this Plan of Reorganization. In particular, in the event that the consummation of the Plan of Reorganization would yield more than 300 shareholders of record, the Board may amend the Plan of Reorganization to increase the 1,500-share threshold described in Section 6(a) to the minimum threshold necessary to ensure that the Company will have fewer than 300 shareholders of record as a result of the transactions contemplated by this Plan of Reorganization.

     (b) A waiver by any party hereto of any breach of a term or condition of this Plan of Reorganization shall not operate as a waiver of any other breach of such term or condition or of other terms or conditions, nor shall failure to enforce any term or condition operate as a waiver or release of any other right, in law or in equity, or claim which any party may have against another party for anything arising out of, connected with or based upon this Plan of Reorganization. A waiver shall be effective only if evidenced by a writing signed by the party who is entitled to the benefit of the term or condition of this Plan of Reorganization which is to be waived. A waiver of a term or condition on one occasion shall not be deemed to be a waiver of the same or of any other term or condition on a future occasion.


                                   SECTION 12

              BINDING EFFECT; COUNTERPARTS; HEADINGS; GOVERNING LAW
              -----------------------------------------------------

     This Plan of Reorganization is binding upon the parties hereto and upon their successors and assigns. This Plan of Reorganization may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Plan of Reorganization and the headings herein set out are for convenience or reference only and shall not be deemed a part of this Plan of Reorganization. This Plan of Reorganization shall be governed by and construed in accordance with the laws of the State of Georgia.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Reorganization to be executed by their duly authorized officers and their corporate seals to be affixed hereto all as of the day and year first above written.


                                    GATEWAY BANCSHARES, INC.



                                    By:    /s/ Robert G. Peck
                                           ------------------

                                    Name:  Robert G. Peck
                                           --------------

                                    Title: President and Chief Executive Officer
                                           -------------------------------------

ATTEST:


/s/ Felicia Barbee
------------------

Name:  Felicia Barbee
     ----------------



                                    GATEWAY INTERIM CORPORATION


                                    By:    /s/ Robert G. Peck
                                           ------------------

                                    Name:  Robert G. Peck
                                           --------------

                                    Title: President
                                           ---------


ATTEST:


/s/ Felicia Barbee
------------------

Name:  Felicia Barbee
     ----------------

                                   APPENDIX B
                                   ----------

                                ARTICLE 13 OF THE
                        GEORGIA BUSINESS CORPORATION CODE

14-2-1301.     DEFINITIONS.

As used in this article, the term:

               (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

               (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code
                    Section 14-2-1302.

               (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

               (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

               (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

               (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

               (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

               (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302.     RIGHT TO DISSENT.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

               (1) Consummation of a plan of merger to which the corporation is a party:

                    (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                    (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

               (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

               (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholder within one year after the date of sale;

               (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                    (A)  Alters or abolishes a preferential right of the shares;

                    (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                    (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                    (D) Excludes or limits the rights of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

                    (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

                    (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

               (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,500 shares, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,500 shares, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.     DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which dissents and his or her other shares were registered in the names of different shareholders.

14-2-1320.     NOTICE OF DISSENTERS' RIGHTS.

(a)     If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322.

14-2-1321.     NOTICE OF INTENT TO DEMAND PAYMENT.

(a)     If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

          (2) Must not vote his or her shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his or her shares under this article.

14-2-1322.     DISSENTERS' NOTICE.

(a)     If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4)     Be accompanied by a copy of this article.

14-2-1323.     DUTY TO DEMAND PAYMENT.

(a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his or her certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his or her shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this article.

14-2-1324.     SHARE RESTRICTIONS.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

14-2-1325.     OFFER OF PAYMENT.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Code
Section 14-2-1323 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)     The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3)     An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

          (5)     A copy of this article.

(c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.     FAILURE TO TAKE ACTION.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1422 and repeat the payment demand procedure.

14-2-1327.     PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate of the fair value of his or her shares and interest due, if:

          (1)     The dissenter believes that the amount offered under Code
     Section 14-2-1325 is less than the fair value of his or her shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section unless he notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation made or offered payment for his or her shares.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate of the fair value of his or her shares and interest due.

14-2-1330.     COURT ACTION.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of the Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his or her shares, plus interest to the date of judgment.

14-2-1331.     COURT COSTS AND COUNSEL FEES.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.     LIMITATION OF ACTIONS.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-132.

                                   APPENDIX C
                                   ----------

                             OPINION OF INDEPENDENT
                                FINANCIAL ADVISOR

                                FAIRNESS OPINION

                            GATEWAY BANCSHARES, INC.

                                  RINGGOLD, GA












                                  REPORT DATED
                                OCTOBER 29, 2004

                         [SOUTHARD FINANCIAL LETTERHEAD]

                                                                October 29, 2004


Board of Directors
Gateway Bancshares, Inc.
Ringgold, Georgia

     RE: FAIRNESS OPINION RELATIVE TO A PROPOSED GO-PRIVATE TRANSACTION
         --------------------------------------------------------------

Directors:

The Board of Directors of Gateway Bancshares, Inc. ("Gateway" or the "Company") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of a proposed go-private transaction (the "Transaction"). This opinion is based upon financial information through August 31, 2004.

Southard Financial and its principals have no past, present, or contemplated future interest in Gateway or the conclusion of this opinion. Further, Southard Financial and its principals have no bias or conflict that could cause a question as to their independence or objectivity. Compensation paid to Southard Financial for the opinion is in no way contingent upon the conclusion of the opinion.


APPROACH TO ASSIGNMENT

The approach to this assignment was to consider the following factors:

     - A review of the financial performance and position of Gateway and the market value (trading range and activity) of its common stock;
     - A review of recent bank merger transactions in the United States, Georgia, and surrounding states;
     - A review of the current and historical market prices of bank holding companies in the United States, Georgia, and surrounding states;
     - A review of the investment characteristics of the common stock of Gateway;
     -    A review of the proposed terms of the Transaction; and,
     - An evaluation of other factors as was considered necessary to render this opinion.


DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Southard Financial reviewed the documents cited in Exhibit 1 pertaining to Gateway and the proposed Transaction. Southard Financial visited with the management and legal counsel of Gateway. Details pertaining to Gateway are contained in Southard Financial's file.

THE PROPOSED TRANSACTION

As part of the Transaction, Gateway expects to acquire approximately 62,094 shares at a price of $37.00 per share (total Transaction value of about $2.3 million). The proposed Transaction represents the following pricing ratios (based upon the August 31, 2004 financial results):

Board of Directors
Gateway Bancshares, Inc.
Page 4

     Price/Reported Book Value ($18.94 per share)                   195%
     Price/Diluted Book Value ($17.67 per share)                    209%
     Price/Diluted Book Value - 8% Capital                          222%
     Price/Earnings ($3.00 per share annualized)                   12.3x
     Price/Diluted Earnings ($2.53 per share annualized)           14.6x
     Price/Assets (diluted)                                        17.3%

It should be noted that Gateway has a substantial number of options outstanding to purchase its common stock (137,250 shares at $12.00 per share and 10,500 shares at $13.00 per share). However, the weighted average exercise price of those options is $12.07 per share, which is well below the August 31, 2004 book value of $18.94 per share and the transaction price of $37.00 per share. Therefore, the options are dilutive to book value and must be considered in this analysis.

MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed Transaction. The review process included considerations regarding Gateway and the proposed Transaction. The major considerations are as follows:

GATEWAY  BANCSHARES,  INC.

     -    Historical earnings;
     -    Historical dividend payments;
     -    Outlook for future performance, earnings, and dividends;
     -    Economic conditions and outlook in Gateway's market;
     -    The competitive environment in Gateway's market;
     -    Comparisons with peer banks;
     -    Recent minority stock transactions in Gateway's common stock; and,
     - Other such factors as were deemed appropriate in rendering this opinion.

MARKET  FACTORS

     -    Historical and current bank merger pricing; and,
     - Historical and current market pricing for publicly traded banks and bank holding companies.

THE PROPOSED TRANSACTION

     -    The price paid to the cashed-out shareholders of Gateway; and,
     - The impact on the investment value to the shareholders not cashed-out in the Transaction.


OVERVIEW OF FAIRNESS ANALYSIS

Board of Directors
Gateway Bancshares, Inc.
Page 5

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and should not be interpreted based upon partial analyses.

In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of Gateway. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other.

FAIRNESS OF THE TRANSACTION PRICE-CASHED OUT SHAREHOLDERS

                COMPARISON WITH RECENT CONTROL BANK TRANSACTIONS

Based upon the Transaction price of $37.00 per share, the Transaction price represents the following pricing ratios (based on August 31, 2004 financial data):

     Price/Book Value ($18.94 per share)                            195%
     Price/Diluted Book Value ($17.67 per  share)                   209%
     Price/Diluted Book Value -  8% Capital                         222%
     Price/Earnings ($3.00 per share annualized)                   12.3x
     Price/Earnings ($2.53 per share annualized and diluted)       14.6x
     Price/Assets (diluted)                                        17.3%

The price/book ratio is below the average price/book ratio for the selected whole-bank transactions during the first six months of 2004 (250%). However, the price/book value multiple is well above the trading multiples of publicly traded financial institutions with market capitalization under $100 million and ROE of at least 7.5% (178% at September 30, 2004).

The price/earnings ratio is substantially below the average price/earnings ratio for the selected whole-bank transactions during the first six months of 2004 (27.1x). However, the price/earnings ratio is closer to the trading multiples of publicly traded financial institutions with market capitalization under $100 million and ROE of at least 7.5% (15.7% at September 30, 2004).

The price/asset ratio is below the average ratio for the selected whole-bank transactions during the first six months of 2004 (20.8%).

Thus, on balance the implied pricing ratios are below observed market pricing for whole-bank transactions, near or above the trading multiples of publicly traded banks.

Board of Directors
Gateway Bancshares, Inc.
Page 6

                              ANALYSIS OF LIQUIDITY

Gateway stock is not listed on an exchange, and there is not an organized trading market for the stock. There were only three transactions in Gateway stock in the first eight months of 2004, involving only 780 shares (0.01%) at a weighted average price of $21.97 per share. During the second half of 2003, 3,800 shares changed hands in three transactions at a weighted average price of $17.49 per share; and during the second quarter of 2003, Gateway purchased 37,250 shares at $17.72 per share in a stock buyback from 35 shareholders. Recently, Gateway has not recently bought or sold any of its stock and there have been no trades in Gateway common stock (other than as noted above) for which information is available. Thus, the ability to sell Gateway stock is very limited and the proposed Transaction would provide liquidity for smaller minority shareholders.

                          DISCOUNTED CASH FLOW ANALYSIS

Based upon a pro-forma discounted cash flow analysis, Southard Financial determined the value of Gateway based upon adding (i) the present value of the estimated future dividend stream that Gateway could generate over the next five to ten year period; and, (ii) the present value of the "terminal value" of Gateway common stock at the end of the period. To determine a projected dividend stream, Southard Financial used an estimate of ongoing earnings for 2004, assumed annual growth in assets of 5%-10%, annual growth in earnings of 8%-14%, and assumed a dividend payout ratio to maintain no more than 8.00% capital. The analysis produced an implied ROA in the range of 0.90%-1.25% and an implied ROE in the range of 11.0%-14.7%. The "terminal value" of Gateway common stock at the end of the projection period was determined by applying price/earnings multiples of 18-20 times projected net income in the final year of the analysis. The dividend stream and terminal value were discounted to the present using discount rates between 12% and 16%, which Southard Financial viewed as the appropriate discount rate range for a company with Gateway's risk characteristics. Using this analysis, the implied value of Gateway was consistently at or below the proposed Transaction price.

SUMMARY OF ANALYSES

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of Gateway. Throughout the due diligence process, Southard Financial relied upon all information provided by Gateway and third party sources without independent verification.

FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the price to be paid to the cashed out shareholders of Gateway is fair, from a financial point of view.

FAIRNESS ANALYSIS-REMAINING SHAREHOLDERS

Board of Directors
Gateway Bancshares, Inc.
Page 7

             IMPACT ON GATEWAY'S CAPITAL RATIO AND RETURN ON EQUITY

The Transaction will reduce Gateway's capital ratio from 7.24% at August 31, 2004 to 5.97% on a pro forma basis. Expenses will be impacted by the Transaction, as Gateway will incur interest expense on newly borrowed funds used to finance the Transaction; conversely, expenses associated with SEC registration will be eliminated. Overall, on a pro forma basis, return on equity should increase after the Transaction, from about 15.9% to about 18.5% (based on reported book value and annualized earnings as of August 31, 2004).

      IMPACT OF TRANSACTION ON GATEWAY'S PERFORMANCE AND FINANCIAL POSITION

Southard Financial reviewed the impact of the proposed Transaction on the earnings per share and book value per share of Gateway. Further, Southard Financial reviewed pro forma financial statements provided by management, which were based upon Gateway's historical financial statements, adjusted to reflect the terms of the Transaction.

EARNINGS PER SHARE: Based upon the terms of the Transaction, the pro forma financial statements, and our analysis, it is reasonable to expect that earnings per share post-Transaction will be higher than if Gateway does not consummate the Transaction ($3.18 per share versus $3.00 per share based on earnings through August 31, 2004, annualized).

BOOK VALUE: Reported book value of Gateway was $18.94 per share at August 31, 2004. Had the Transaction occurred on that date, book value would have declined to $17.22 per share, or by $1.72 per share (9.1%). Based upon management's estimate of earnings for 2004 and 2005, book value would likely return to its pre-Transaction level in 2005.

FUNDAMENTAL ANALYSIS: Southard Financial reviewed the financial characteristics of Gateway with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared Gateway to a universe of publicly traded banks and bank holding companies. Based upon the terms of the Transaction and the pro forma financial statements, Gateway's financial ratios (relative to the industry average) would be largely unchanged after the Transaction. Further, management expects to realize substantial savings due to the elimination of costs associated with SEC registration.

                       EXPECTED IMPACT ON PER SHARE VALUE

Based upon the factors outlined above, it is reasonable to expect that the impact of the Transaction on the value per share will not be adverse.

SUMMARY OF ANALYSES

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual

Board of Directors
Gateway Bancshares, Inc.
Page 8

values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of Gateway.

Throughout the due diligence process, Southard Financial relied upon all information provided by Gateway and third party sources without independent verification.

Based upon the analyses discussed above and other analyses performed by Southard Financial, the impact of the proposed Transaction to the shareholders of Gateway is expected to be favorable.

FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the price to be paid to the cashed out shareholders in the Transaction is fair, from a financial viewpoint, to the remaining shareholders of Gateway.

Thank you for this opportunity to be of service to the shareholders of Gateway Bancshares, Inc.

                                                 Sincerely yours,

                                                 /s/ SOUTHARD FINANCIAL






Attachments:

Exhibit 1: Gateway Bancshares, Inc., Document Review List

                                    EXHIBIT 1
                            GATEWAY BANCSHARES, INC.
                              DOCUMENT REVIEW LIST


1. ANNUAL REPORT OF GATEWAY BANCSHARES, INC. FOR THE YEARS ENDED DECEMBER 31, 2002-03

2. CONSOLIDATED REPORTS OF CONDITION AND INCOME FOR BANK WITH DOMESTIC OFFICES ONLY OF GATEWAY BANK & TRUST FOR THE PERIOD ENDED SEPTEMBER 30, 2004

3. UNIFORM BANK PERFORMANCE REPORT OF GATEWAY BANK & TRUST FOR THE PERIODS ENDED DECEMBER 31, 1999-2003 AND SEPTEMBER 30, 2004

4. INTERNAL FINANCIAL STATEMENTS OF GATEWAY BANCSHARES, INC. AND GATEWAY BANK & TRUST FOR THE PERIOD ENDED AUGUST 31, 2004

5. PARENT COMPANY ONLY FINANCIAL STATEMENTS (FR Y-9 SP) OF GATEWAY BANCSHARES, INC. FOR THE PERIODS ENDED DECEMBER 31, 1999-2003

6. PROXY STATEMENT FOR 2004 ANNUAL MEETING OF GATEWAY BANCSHARES, INC., DATED MARCH 24, 2004

7. INDEPENDENT APPRAISAL OF THE FAIR MARKET VALUE OF THE COMMON STOCK OF GATEWAY BANCSHARES, INC. AS OF DECEMBER 31, 2003, PERFORMED BY DANIELSON ASSOCIATES, INC. OF ROCKVILLE, MARYLAND

8.   DRAFT  COPY  OF  PROXY  STATEMENT  OF  GATEWAY  BANCSHARES,  INC.

9.   ADDITIONAL  PERTINENT  INFORMATION  DEEMED NECESSARY TO RENDER THIS OPINION

                                   APPENDIX D
                                   ----------

                                   APPENDIX D
                            BANKING INDUSTRY OVERVIEW

According to the FDIC Outlook, Fall 2004, total commercial and industrial (C&I) loans held by FDIC-insured banks and savings institutions have declined for 13 consecutive quarters, from the first quarter of 2001 through the first quarter of 2004. However, the near-term outlook for C&I borrowing is improving. Overall, the U.S. business sector is again experiencing stronger investment, increased inventory building, and greater merger activity. A recovery in C&I lending should help commercial banks' earnings growth.

The FDIC's Quarterly Banking Profile, Second Quarter 2004, indicates that earnings of FDIC insured institutions fell in the second quarter of 2004 for the first time in six quarters, though aggregate net income was the second highest ever. Despite strengthening loan demand at a majority of institutions, higher expenses at a few large banks caused total industry income to decline slightly. Total earnings for insured institutions was $31.2 billion in the second quarter of 2004, 3.3% higher than the second quarter of 2003, but 2.1% lower than the first quarter or 2004. Primary reasons for the decline from the first quarter were lower gains on sales of securities and other assets, as well as increased non-interest expenses. The average ROA was 1.31%, down from 1.38% in the first quarter. Of the 9,079 institutions reporting, nearly 60% had higher net income and 55% had higher a ROA than in the first quarter. A majority of institutions (53%) had an ROA of 1.0% or higher for the second quarter.

Gains on sales of securities and other assets declined from the first quarter, as rising interest rates reduced the market values of fixed-rate securities. A slight majority of institutions (52%) reported improved net interest income margins in the second quarter of 2004; however, due to lower margins at larger institutions, the industry average fell from 3.68% to 3.64%. In a continuation of improving trends, loan loss provisions and non-current loan rates declined in the second quarter. However, the decline in loan loss provisions was entirely attributable to international operations, whereas loan loss provisions for domestic operations actually increased 7.8% over the first quarter (though they were down 23.7% from the second quarter of 2003). The percentage of loans that were non-current fell from 1.00% to 0.89% in the second quarter, the lowest level for this ratio in 20 years. Net charge-offs of C&I loans were down 15.4% in the quarter, while net charge-offs on non-credit card consumer loans were down by 10.0%. Total loans and leases increased by 4.2% during the quarter, for a record breaking dollar increase. Both residential and commercial real estate loans registered strong growth (4.2% and 2.7%, respectively). Real estate construction and development loans increased 4.9%, while C&I loans increased 1.8% (breaking a declining trend over the past 13 quarters).

Deposits increased 2.6% in the quarter, but failed to keep pace with the increase in industry assets. The deposits/assets ratio fell to 65.12% from 65.34%, which is the lowest level since the third quarter of 2001 and the second lowest level ever. Total equity capital increased 3.5% in the second quarter, on top of a 6.7% increase in the first quarter. However, much of the increase was attributable to an increase in merger-related goodwill. The equity/assets ratio increased from 9.45% to 9.50%, but the regulatory capital ratio (which excludes goodwill) actually declined.

The number of insured institutions declined by 37 in the second quarter of 2004, to a total of 9,079 institutions. There were 30 new institutions added during the quarter, while 63 were absorbed in mergers with other institutions and one institution failed. Also, 7 insured savings institutions converted from mutual to stock ownership. The number of institutions on the FDIC's "Problem List" fell from 114 to 102 during the quarter, and assets of "problem" institutions declined from $29.9 billion to $25.9 billion.

                                   APPENDIX E

                            CONTROL BANK TRANSACTIONS

                  Announced in the First Three Quarters of 2004


COMMERCIAL BANKS                        UNDER $1 BILLION IN ASSETS
CONTROL TRANSACTIONS ANNOUNCED IN 2004
Through September 13, 2004


                                                                                    Acquiree
                                 Total     Price     Price    Deal    Price   ---------------------
                       Number   Assets   Earnings    Book    Value   Assets   Eq/As   ROAA    ROAE
Transactions(1)       of Banks  ($000)      (x)       (x)    ($MM)     (%)     (%)     (%)    (%)
--------------------  --------  -------  ---------  -------  ------  -------  ------  -----  ------
2004 TOTAL
====================
High                             981.0        62.1   5.0330   228.5    33.40   17.59   2.97   29.87
Low                                8.0         9.0   0.9970     2.5     8.59    5.14   0.20    1.79
Average                     59   302.4        27.1   2.5052    62.6    20.79    8.80   1.03   11.75

2004 BY ASSETS
====================
0-$99.9 Million            11    59.8        24.2   2.2680    12.7    21.93   10.48   1.26   12.29
100-$299.9 Million         29   176.4        28.7   2.4794    36.1    20.57    8.51   0.92   10.77
300-$499.9 Million          6   385.2        23.0   2.5452    73.1    18.63    8.54   1.14   12.48
500-$999.9 Million         13   750.4        27.7   2.7452   158.9    21.29    8.15   1.01   13.17

2004 BY EQUITY
====================
4.00%-5.99%                  7   362.4        32.6   2.9061    65.4    17.97    5.59   0.67   11.95
6.00%-7.99%                 19   411.1        25.7   2.8045    88.0    20.65    7.43   0.95   12.53
8.00%-9.99%                 19   215.0        25.4   2.4907    45.8    21.41    8.85   1.15   12.84
10.00%-11.99%                8   144.4        35.5   2.0796    29.4    21.99   10.83   0.90    8.30
Over 12.00%                  6   375.3        18.8   1.7033    76.0    20.92   14.04   1.49   10.22

2004 BY ROAA
====================
Under 0.75%                 16   337.8        37.6   2.4055    60.1    18.27    7.80   0.52    7.03
0.75%-0.99%                 18   315.5        25.7   2.4377    63.8    19.85    8.42   0.85   10.40
1.00%-1.25%                 10   245.2        23.3   2.5171    58.4    21.75    9.12   1.11   12.54
1.26%-1.50%                  8   308.8        23.1   3.0364    74.4    24.53    8.60   1.37   16.63
Over 1.50%                   7   262.0        16.3   2.2830    57.7    23.30   11.84   2.13   19.35

2004 BY Quarter
====================
1st Quarter                 28   347.8        29.1   2.4288    71.4    20.80    8.90   0.90   10.48
2nd Quarter                 16   292.6        25.9   2.5308    62.7    20.52    8.60   1.06   12.03
3rd Quarter                 15   228.1        24.3   2.6208    45.9    21.04    8.84   1.22   13.84
4th Quarter

COMMERCIAL BANKS                       UNDER $1 BILLION IN ASSETS
CONTROL TRANSACTIONS ANNOUNCED IN 2004
Through September 13, 2004


                                                                                 Acquiree
                              Total      Price     Price   Deal     Price   ---------------------
                     Number   Assets   Earnings    Book    Value   Assets   Eq/As   ROAA    ROAE
BY STATE            of Banks  ($000)      (x)       (x)    ($MM)     (%)     (%)     (%)    (%)
==================  --------  -------  ---------  -------  ------  -------  ------  -----  ------
Alaska         AK          -       -           -        -       -        -       -      -       -
Alabama        AL          1   541.0        58.5   2.1530    73.5    13.59    5.81   0.46    7.92
Arkansas       AR          1   242.0        62.1   0.9970    28.3    11.69   11.16   0.20    1.79
Arizona        AZ          -       -           -        -       -        -       -      -       -
California     CA          7   187.7        26.1   2.8940    44.0    22.32    7.95   1.02   13.16
Colorado       CO          1   708.0        24.8   2.6850   155.0    21.89    8.15   0.97   11.90
Connecticut    CT          1   192.0        16.4   2.1460    33.1    17.24    7.40   0.90   12.16
DC             DC          -       -           -        -       -        -       -      -       -
Delaware       DE          -       -           -        -       -        -       -      -       -
Florida        FL         10   488.2        27.9   2.5545   101.5    22.20    9.01   1.01   11.56
Georgia        GA          2   286.5        15.3   2.6105    51.7    18.72   12.70   2.08   16.00
Hawaii         HI          -       -           -        -       -        -       -      -       -
Iowa           IA          -       -           -        -       -        -       -      -       -
Idaho          ID          1    74.0        29.2   2.5080    17.5    23.65    9.69   1.03   10.63
Illinois       IL          3   506.7        21.1   2.4973   100.9    16.84    6.74   1.08   15.53
Indiana        IN          2   139.5        29.6   2.2220    27.3    18.93    8.25   0.75    8.91
Kansas         KS          -       -           -        -       -        -       -      -       -
Kentucky       KY          -       -           -        -       -        -       -      -       -
Louisiana      LA          -       -           -        -       -        -       -      -       -
Massachusetts  MA          2   195.0        44.6   2.3360    42.5    21.83    9.26   0.46    3.10
Maryland       MD          -       -           -        -       -        -       -      -       -
Maine          ME          1   228.0        22.5   2.7910    48.2    21.14    6.93   1.01   14.57
Michigan       MI          1   234.0        19.7   2.4660    43.0    18.38    7.47   0.98   13.12
Minnesota      MN          -       -           -        -       -        -       -      -       -
Missouri       MO          -       -           -        -       -        -       -      -       -
Mississippi    MS          -       -           -        -       -        -       -      -       -
Montana        MT          1   367.0        14.8   1.6550    34.5     9.40    5.68   0.67   11.80
N Carolina     NC          -       -           -        -       -        -       -      -       -
N Dakota       ND          -       -           -        -       -        -       -      -       -
Nebraska       NE          1   560.0        17.8   1.9520    97.3    17.38    8.90   0.99   11.12
N Hampshire    NH          -       -           -        -       -        -       -      -       -
New Jersey     NJ          2   437.0        29.5   3.1720   105.2    23.98    6.57   0.94   13.86
New Mexico     NM          -       -           -        -       -        -       -      -       -
Nevada         NV          -       -           -        -       -        -       -      -       -
New York       NY          1   760.0        22.6   1.9840   153.5    20.20    9.72   0.82    8.44
Ohio           OH          4   247.8        19.1   1.7490    52.8    18.44   11.64   1.28   11.32
Oklahoma       OK          -       -           -        -       -        -       -      -       -
Oregon         OR          -       -           -        -       -        -       -      -       -
Pennsylvania   PA          4   256.8        27.1   2.6205    59.4    22.90    8.57   0.86   10.18
Rhode Island   RI          -       -           -        -       -        -       -      -       -
S Carolina     SC          -       -           -        -       -        -       -      -       -
S Dakota       SD          -       -           -        -       -        -       -      -       -
Tennessee      TN          1   214.0        47.1   3.3410    56.7    26.50    7.95   0.57    7.17
Texas          TX          8   153.5        26.4   2.5491    37.2    23.28    9.48   1.36   14.27
Utah           UT          -       -           -        -       -        -       -      -       -
Virginia       VA          -       -           -        -       -        -       -      -       -
Vermont        VT          -       -           -        -       -        -       -      -       -
Washington     WA          2   141.5        25.4   2.6155    28.7    20.36    9.26   1.07   11.96
Wisconsin      WI          2   179.5        25.5   3.0265    33.7    18.69    7.86   0.82   10.36
W Virginia     WV          -       -           -        -       -        -       -      -       -
Wyoming        WY          -       -           -        -       -        -       -      -       -

                                   APPENDIX F
                     PUBLIC BANKS AND BANK HOLDING COMPANIES

                                STOCK MARKET DATA
                               As of June 30, 2004


PUBLIC BANK STOCKS
WILSHIRE MARKET DATA
          30-Jun-04

                         #     PRICE/   PRICE/  CURRENT   DIVIDEND   MARKET
                         OF    EARNING   BOOK    YIELD     PAYOUT      CAP     ROE     ROA
REGION                 BANKS    RATIO   RATIO     (%)        (%)      ($MM)    (%)     (%)
--------------         ------  -------  ------  --------  ---------  -------  ------  -----
                UNDER  $2,000  MILLION MARKET CAPITALIZATION
West Coast                 42    16.13  2.1013      1.36      21.66   219.88   12.73   1.57
South Central              86    16.50  1.9385      1.87      30.09   244.00   11.70   1.09
North East                 63    16.07  1.9433      2.08      32.96   243.11   11.99   1.17
Mid West                  102    16.85  1.9362      2.55      42.87   283.16   11.63   1.05
Central Plains             19    16.06  2.0817      1.62      25.68   475.33   12.48   0.98

                UNDER  $  500  MILLION MARKET CAPITALIZATION
West Coast                 36    15.89  2.0696      1.30      20.34   127.14   12.69   1.63
South Central              77    16.45  1.9133      1.84      29.41   128.78   11.58   1.07
North East                 55    16.13  1.9362      1.97      31.63   156.26   12.02   1.18
Mid West                   84    16.84  1.8542      2.50      42.21   132.32   11.26   1.01
Central Plains             13    14.56  1.8121      1.58      23.05   187.25   11.93   0.89

                UNDER  $  100  MILLION MARKET CAPITALIZATION
West Coast                 18    15.99  1.8413      1.23      19.99    54.11   11.24   1.97
South Central              40    17.01  1.7587      1.46      23.98    54.92   10.18   0.92
North East                 27    15.65  1.7561      1.63      24.61    59.74   11.05   1.30
Mid West                   45    16.64  1.6285      2.43      40.71    56.57   10.19   0.93
Central Plains              6    12.62  1.3615      1.59      20.61    60.00   10.73   0.75


 ROE
--------------  UNDER    $2,000  MILLION MARKET CAPITALIZATION
         0.00%   and up     312  16.45  1.9694  2.05  33.44  267.46  11.92  1.15
         7.50%   and up     282  16.11  2.0341  2.12  34.08  276.89  12.51  1.20
        10.00%   and up     224  15.75  2.1411  2.07  32.31  308.01  13.45  1.25
        12.50%   and up     137  15.44  2.3103  2.04  31.40  301.83  14.81  1.39
        15.00%   and up      48  14.66  2.4855  2.14  31.62  421.06  17.11  1.62

                 UNDER   $  500  MILLION MARKET CAPITALIZATION
         0.00%   and up     265  16.34  1.9156  1.99  32.38  138.25  11.74  1.14
         7.50%   and up     238  15.96  1.9774  2.06  33.00  145.70  12.35  1.20
        10.00%   and up     184  15.43  2.0854  1.99  30.56  160.37  13.38  1.25
        12.50%   and up     115  15.33  2.2640  1.97  29.99  174.55  14.64  1.39
        15.00%   and up      35  14.61  2.4621  1.92  28.04  213.63  17.07  1.69

                 UNDER   $  100  MILLION MARKET CAPITALIZATION
         0.00%   and up     136  16.29  1.7085  1.79  28.96   56.54  10.52  1.13
         7.50%   and up     114  15.65  1.7840  1.89  29.73   58.78  11.37  1.22
        10.00%   and up      76  14.92  1.8952  1.74  25.69   62.33  12.65  1.30
        12.50%   and up      39  14.90  2.0763  1.66  24.47   66.16  14.04  1.59
        15.00%   and up       6  15.53  2.3699  0.83  11.65   75.13  17.52  2.99

PUBLIC BANK STOCKS
WILSHIRE MARKET DATA
          30-Jun-04

                                 #     PRICE/   PRICE/   CURRENT   DIVIDEND   MARKET
                                 OF    EARNING   BOOK     YIELD     PAYOUT      CAP     ROE     ROA
REGION                         BANKS    RATIO    RATIO     (%)        (%)      ($MM)    (%)     (%)
-------------------------      ------  -------  -------  --------  ---------  -------  ------  -----
        ROE AT LEAST             7.5%
West Coast                        40     15.96  2.1390       1.36      21.43   229.11   13.05   1.62
South Central                     73     15.94  2.0338       2.06      32.71   260.00   12.64   1.16
North East                        54     15.52  2.0385       2.22      34.31   248.50   12.94   1.24
Mid West                          98     16.64  1.9617       2.52      41.76   292.41   11.86   1.06
Central Plains                    17     15.99  2.1927       1.55      24.64   462.48   13.10   1.02

        ROE BETWEEN              7.5%      AND    10.0%
West Coast                         5     16.56  1.4626       1.72      26.39    74.28    8.64   2.52
South Central                     15     17.24  1.7272       2.20      36.91   194.08    9.15   0.96
North East                        11     16.19  1.5948       2.59      40.99   272.90    9.07   0.80
Mid West                          25     18.91  1.6356       2.51      48.20   107.18    8.68   0.85
Central Plains                     2     11.22  1.1789       1.27      15.04    61.89    9.40   0.73

        ROE AT LEAST            10.0%
West Coast                        35     15.88  2.2356       1.31      20.72   251.23   13.69   1.49
South Central                     58     15.60  2.1132       2.02      31.63   277.04   13.55   1.21
North East                        43     15.35  2.1520       2.12      32.61   242.26   13.93   1.35
Mid West                          73     15.86  2.0733       2.53      39.56   355.85   12.95   1.14
Central Plains                    15     16.62  2.3279       1.59      25.92   515.90   13.59   1.06

        ROE BETWEEN             10.0%      AND    12.5%
West Coast                        10     16.65  1.9396       1.32      22.22   413.08   11.35   1.07
South Central                     26     15.73  1.8525       2.05      32.48   222.58   11.53   1.09
North East                        11     15.90  1.8210       1.71      27.48   130.23   11.27   0.90
Mid West                          35     16.43  1.8604       2.59      41.53   387.65   11.08   1.01
Central Plains                     5     17.29  2.0806       1.42      22.74   545.17   11.70   0.97

        ROE AT LEAST            12.5%
West Coast                        25     15.57  2.3541       1.30      20.12   186.49   14.62   1.66
South Central                     32     15.49  2.3250       2.01      30.94   321.29   15.19   1.30
North East                        32     15.16  2.2657       2.27      34.37   280.77   14.84   1.51
Mid West                          38     15.33  2.2695       2.47      37.73   326.56   14.67   1.25
Central Plains                    10     16.29  2.4515       1.67      27.50   501.26   14.54   1.11

PUBLIC BANK STOCKS
WILSHIRE MARKET DATA
          30-Jun-04

                         #     PRICE/   PRICE/  CURRENT   DIVIDEND   MARKET
                         OF    EARNING   BOOK    YIELD     PAYOUT      CAP     ROE     ROA
REGION/STATE           BANKS    RATIO   RATIO     (%)        (%)      ($MM)    (%)     (%)
--------------         ------  -------  ------  --------  ---------  -------  ------  -----
WEST COAST
--------------- UNDER  $2,000  MILLION MARKET CAPITALIZATION
California                 32    16.49  2.1535      1.34      21.73   193.10   12.71   1.60
Hawaii                      0     0.00  0.0000      0.00       0.00     0.00    0.00   0.00
Oregon                      4    13.84  1.9097      1.33      19.39   265.06   13.67   1.28
Washington                  8    15.36  1.9448      1.83      27.65   234.98   12.78   1.51

SOUTH CENTRAL
--------------- UNDER  $2,000  MILLION MARKET CAPITALIZATION
Alabama                     5    12.82  1.7019      2.28      31.51   250.66   13.70   1.24
Arkansas                    1    15.40  1.7458      2.15      33.14   367.36   11.33   1.06
Florida                     7    19.84  2.5515      1.64      32.62   238.81   12.44   1.03
Georgia                     9    19.44  2.1781      1.85      35.38   164.34   10.35   0.92
Kentucky                    5    18.44  2.1632      2.34      43.01   233.07   12.08   1.06
Louisiana                   3    17.10  2.2444      1.21      21.20   647.17   12.77   1.23
Mississippi                 9    15.24  1.7362      2.62      38.42   564.35   11.92   1.23
Missouri                    5    14.76  1.8884      2.23      32.25   150.63   11.70   1.04
North Carolina             12    17.47  1.6774      2.17      34.44   221.72   10.31   1.05
South Carolina             11    16.96  1.8144      1.13      18.99   238.28   10.65   0.97
Tennessee                   2    14.45  1.7143      0.00       0.00    31.65   11.49   0.80
Virginia                   20    14.63  1.8394      1.99      28.79   107.88   12.29   1.17

NORTH EAST
--------------- UNDER  $2,000  MILLION MARKET CAPITALIZATION
Connecticut                 3    16.45  1.7843      1.32      20.19    80.62   14.07   4.39
Delaware                    0     0.00  0.0000      0.00       0.00     0.00    0.00   0.00
DC                          1    14.75  1.9829      3.32      49.02    45.27   13.82   1.36
Maine                       4    15.37  2.0975      2.48      38.09   164.71   13.44   1.22
Maryland                    8    15.65  1.9044      1.56      22.62   247.28   12.06   0.96
Massachusetts              13    15.84  1.7954      1.93      32.35   257.70   10.71   0.95
New Hampshire               1     9.68  1.5291      3.00      29.03    59.04   14.75   1.10
New Jersey                 12    18.14  1.9231      1.51      25.81   171.42   10.47   0.89
New York                   19    15.65  2.0607      2.30      36.81   292.78   12.71   1.06
Rhode Island                1    17.79  2.4757      2.62      46.58   339.71   13.71   0.96
Vermont                     2    15.47  2.0483      3.31      49.98   728.48   13.17   1.24

PUBLIC BANK STOCKS
WILSHIRE MARKET DATA
          30-Jun-04


                         #     PRICE/   PRICE/  CURRENT   DIVIDEND   MARKET
                         OF    EARNING   BOOK    YIELD     PAYOUT      CAP     ROE     ROA
REGION/STATE           BANKS    RATIO   RATIO     (%)        (%)      ($MM)    (%)     (%)
--------------         ------  -------  ------  --------  ---------  -------  ------  -----
MID WEST
--------------- UNDER  $2,000  MILLION MARKET CAPITALIZATION
Illinois                   15    16.32  2.2491      1.82      29.50   430.63   13.07   1.06
Indiana                    12    16.93  1.6884      2.56      45.35   232.18   10.62   0.90
Iowa                        3    13.88  1.7709      1.80      24.21   132.50   12.32   0.84
Michigan                   15    17.70  1.9452      2.36      41.45   320.69   10.88   1.03
Minnesota                   0     0.00  0.0000      0.00       0.00     0.00    0.00   0.00
Ohio                       18    17.85  1.7733      2.91      52.24   244.74   10.51   0.96
Pennsylvania               37    16.58  1.9584      2.80      46.03   248.04   11.96   1.13
West Virginia               8    16.47  1.9485      2.61      41.27   360.53   12.09   1.12
Wisconsin                   1    14.49  1.7357      3.61      52.34   118.22   11.78   0.82

CENTRAL PLAINS
--------------- UNDER  $2,000  MILLION MARKET CAPITALIZATION
Arizona                     1    20.64  2.9870      1.16      23.88   299.43   13.62   0.93
Colorado                    1    20.64  2.9870      1.16      23.88   299.43   13.62   0.93
Idaho                       1    11.88  1.1714      2.53      30.09    76.12    9.22   0.83
Kansas                      4    15.39  1.5564      1.44      22.03   462.90   10.41   0.75
Montana                     0     0.00  0.0000      0.00       0.00     0.00    0.00   0.00
Nebraska                    0     0.00  0.0000      0.00       0.00     0.00    0.00   0.00
Nevada                      1    18.41  1.8886      1.16      21.37   654.04   11.17   0.62
New Mexico                  1    15.44  1.7584      1.56      24.12   227.82   11.21   0.90
North Dakota                2    13.61  2.2628      1.49      24.87   617.85   15.16   1.00
Oklahoma                    2    14.38  1.9309      1.60      23.09   343.80   13.02   1.02
South Dakota                0     0.00  0.0000      0.00       0.00     0.00    0.00   0.00
Texas                       8    17.44  2.3778      1.70      28.22   581.62   13.14   1.13
Utah                        0     0.00  0.0000      0.00       0.00     0.00    0.00   0.00
Wyoming                     0     0.00  0.0000      0.00       0.00     0.00    0.00   0.00

                                      PROXY
                            GATEWAY BANCSHARES, INC.
                         SPECIAL MEETING OF SHAREHOLDERS

     The undersigned hereby constitutes and appoints Robert G. Peck and Harle B. Green, or either of them, as proxies, each with full power of substitution, to vote the number of shares of common stock of Gateway Bancshares, Inc. ("Gateway"), which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held at the Gateway Bank & Trust Operations Center, 5100 Alabama Highway (in the Ingles Shopping Center), Ringgold, Georgia 30736 on __________, 2005 at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Special Meeting") upon the proposal described in the Proxy Statement and the Notice of Special Meeting of Shareholders, dated ____________, 200__, the receipt of which is acknowledged in the manner specified below.

     1. To vote on an Agreement and Plan of Reorganization (the "Plan") providing for the merger of Gateway Interim Corporation with and into Gateway, with Gateway surviving the merger and the holders of fewer than 499 shares of Gateway common stock receiving $37.00 in cash in exchange for each of their shares of such stock.
          FOR     [   ]          AGAINST     [   ]          ABSTAIN     [   ]

     2. To vote on the adjournment of the special meeting to another time and date if such action is necessary for the board of directors to solicit additional proxies in favor of the Plan or attendance at the meeting.
          FOR     [   ]          AGAINST     [   ]          ABSTAIN     [   ]

     3. In the discretion of the proxies on such other matters that are unknown to Gateway's board of directors as of a reasonable time prior to the date of this solicitation and are properly brought before the Special Meeting or any adjournments thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 ABOVE AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS THAT ARE UNKNOWN TO GATEWAY'S BOARD OF DIRECTORS AS OF A REASONABLE TIME PRIOR TO THE DATE OF THE SOLICITATION AND ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

     Please sign this proxy exactly as your name appears herein. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     DATED:          , 200__
                              Signature

                              Signature if held jointly

     THIS PROXY IS SOLICITED BY GATEWAY'S BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.
    Optional:  I _____do     _____ do not plan to attend the Special Meeting.